PART II —PRELIMINARY OFFERING CIRCULAR

As submitted to the Securities and Exchange Commission on July 7, 2020

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A/A
Amendment No. 2

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

HI-GREAT GROUP HOLDING COMPANY

(Exact name of issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

621 S. Virgil Avenue #470

Los Angeles, CA 90005

(213) 219-7746

(Address, including zip code, and telephone number,

including area code, of issuer’s principal executive office)

Nevada Agency and Transfer Company

50 West Liberty Street, Suite 880

Reno, NV 89501

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Matthew McMurdo, Esq.

McMurdo Law Group, LLC

1185 Avenue of the Americas, 3rd Floor

New York, NY 10036

Telephone: (917) 318-2865

700	46-2218131
(SIC CODE )	(IRS Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR JULY 7, 2020, SUBJECT TO COMPLETION

HI-GREAT GROUP HOLDING COMPANY

Maximum Offering Amount: $5,000,000 by the Company

$999,800 by the Selling Shareholder

This is our public offering (the “Offering”) of securities of Hi-Great Group Holding Company, a Nevada corporation (the “Company”). We are offering a maximum of 25,000,000 Million (25,000,000) shares (the “Maximum Offering”) of our common stock, par value $0.001 (the “Common Stock”) at an offering price of Twenty Cents ($0.20) per share (the “Shares”) on a “best efforts” basis. We are also registering 4,999,000 shares of Common Stock for Esther Yang (the “Selling Shareholder”). The Selling Shareholder acquired the shares of Common Stock in a private change of control transaction from Custodian Ventures, LLC who had revived the Company from being dormant through custodianship. The shares had been issued to Custodian Ventures, LLC in a non-public offering under Section 4(a)(2) and transferred to Esther Yang in a private transaction. This Offering will terminate on the earlier of (i) July __, 2021, subject to extension for up to one hundred-eighty (180) days in the sole discretion of the Company; or (ii) the date on which the Maximum Offering is sold (in either case, the “Termination Date”). There is no escrow established for this Offering. We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, development expenses, offering expenses and other uses as more specifically set forth in this offering circular (“Offering Circular”). We expect to commence the sale of the Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the United States Securities and Exchange Commission (the “SEC”).

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public	Commissions	Proceeds to the Company*
Per Share	$0.20	$0.00	$0.20
Maximum Offering(1)	$5,999,800	$0	$5,000,000

(1)	$999,800 is being offered by the Selling Shareholder described herein.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

* Does not include expenses of the Offering, including but not limited to, fees and expenses for marketing and advertising of the Offering, media expenses, fees for administrative, accounting, audit and legal services, FINRA filing fees, fees for EDGAR document conversion and filing, and website posting fees, estimated to be as much as $50,000.

THE SECURITIES UNDERLYING THIS OFFERING STATEMENT MAY NOT BE SOLD UNTIL QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL, NOR SOLICITING AN OFFER TO BUY, ANY SHARES OF OUR COMMON STOCK IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED.

INVESTMENT IN SMALL BUSINESS INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING ANY SHARES IN THIS OFFERING.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO (2) BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

The date of this Offering Circular is _________, 2020.

This Company:

☐ Has never conducted operations.

☒ Is in the development stage.

☒ Is currently conducting operations.

☐ Has shown a profit in the last fiscal year.

☐ Other (Specify): (Check at least one, as appropriate)

This offering has been registered for offer and sale in the following states: None

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	Our ability to effectively execute our business plan, including without limitation our ability to fully develop our App, business model, products and service offerings, and respond to the highly competitive and rapidly evolving marketplace and regulatory environment in which we intend to operate;

●	Our ability to manage our research, development, expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics, and our ability to differentiate our business model and service offerings;

●	Our ability to compete, directly and indirectly, and succeed in the highly competitive cannabis industry;

●	Our ability to respond and adapt to changes in technology and customer behavior; and

●	Our ability to develop, maintain and enhance a strong brand.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

ii

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The Offering

Securities offered by us	Up to 25,000,000 shares of Common Stock.

Securities offered by Selling Stockholder	This offering statement also includes up to 4,999,000 shares of common stock being offered by the Selling Stockholders.

Common Stock outstanding before the Offering	100,000,000 shares (based on number of shares outstanding as of June 11, 2020).

Common Stock outstanding after the Offering	125,000,000 shares (based on number of shares outstanding as of June 11, 2020).

Market for Common Stock	Our common stock is quoted on the OTC Pink under the symbol “HIGR.”

Minimum Investment	$100

THE COMPANY

Our Business

Hi-Great Group Holding Company (the “Company”) is a development stage enterprise that was originally incorporated, on September 31, 2010, under the laws of the State of Nevada.

On March 08, 2019, the eight judicial District Court of Nevada appointed Custodian Ventures, LLC as custodian for Hi-Great Group Holding Company, proper notice having been given to the officers and directors of Hi-Great Group Holding Company. There was no opposition.

On March 15, 2019, the Company filed a certificate of revival with the state of Nevada, appointing David Lazar as, President, Secretary, Treasurer and Director.

On March 20, 2019, the Company issued 70,000,000 shares of common stock to Custodian Ventures, LLC (controlled by David Lazar) at par for shares valued at $70,000 in exchange for settlement of a portion of a related party loan for amounts advanced to the Company in the amount of $16,100, and the promissory note issued to the Company in the amount $53,900.

On October 15, 2019, as a result of a private transactions, 70,000,000 shares of common stock (the “Shares”) of Hi-Great Group Holding Co. (the “Company”), were transferred from Custodian Ventures LLC to Esther Yang (the “Purchaser”). As a result, the Purchaser became a 70% holder of the voting rights of the issued and outstanding share capital of the Company, on a fully-diluted basis, and became the controlling shareholder.

On October 14, 2019, and effective October 15, 2019, the existing director and officer resigned. Accordingly, David Lazar, serving as a director and an officer, ceased to be the Company’s Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and a Director. At the effective date of the transfer, Ho Soon Yang consented to act as the new President, CEO, CFO, Treasurer, Secretary and Chairman of the Board of Directors of the Company.

Ho Soon Yang was appointed as a Chief Executive Officer, President, Secretary, Treasurer and Chairman of Board of Directors of the Company.

On February 25, 2020 the Board of Directors via Written Consent Approved the Addition of Alex Jun Ho Yang to the Board of Directors on the same day, and effective immediately, the following Officers were appointed, Alex Jun Ho Yang. Chief Executive Officer, Ho Soon Yang, Chief Financial Officer and Esther Yang as Secretary to the Company. Previously, Ho Soon Yang was the acting President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of the Company and the sole Director of the Company.

On April 16, 2020 Esther Yang through a Share Purchase Agreement sold 65,001,000 of the 70,000,000 shares she had purchased from Custodian Ventures, LLC in the Company to Jun Ho Yang and Ho Soon Yan. On April 22, 2020 she resigned as Corporate Secretary and Director of the Company.

On April 24, 2020. Madeline Choi was appointed as Secretary to the Company by the Current Board of Directors.

On April 29, 2020, Madeline Choi was transferred 1,000,000 shares from Alex Jun Ho Yang as compensation for serving as Secretary.

Our Company plans to grow organically through internet sales of its current worldwide exclusive license agreement with SellaCare, Inc. in the areas of Longevity Health Supplements and plans to integrate new product lines containing CBD Oils for additional health benefits and also expand into the lucrative cosmetic sector as an overall sustainable revenue platform as they become a major supplier in each of the three industry sectors.

Our Office

Our principal executive office is located at 621 S. Virgil Avenue #470, Los Angeles, CA 90005.

Our Website-

www.HIGRgroup.com

www.HIGreat.com

Our Business Objectives

Our principal business objective is to maximize shareholders returns through a combination of (1) dividends to our shareholders, (2) sustainable long-term growth in cash flows from distribution of the products described herein, (3) potential long-term appreciation in the value of our properties from capital gains upon future sales, (4) other sustainable agricultural business opportunity which the Board of Directors determines to be beneficial to Company, or (5) distribution of plant-based finished consumer product and integrate the use of specialty herbs into its worldwide health supplement business to include expansion into the cosmetics sector using multiple herbal oils and compounds.

Business Overview

Hi- Great Group Holding Company believes Agritourism is a field that is growing in popularity as landowners, and farmers try to meet the social and economic demands of urban residents that are demanding growing space for private organic gardens they can use to grow and harvest food for their families. They are also looking for a resort experience to take the family in a safe and healthy environment with affordable weekend getaways close to where they live.

Agritourism operations exist throughout the United States and the world. And can be referred to as “agritourism” is often used interchangeably with “agri-tourism,” “agrotourism,” “farm tourism,” “agricultural tourism,” or “agritainment. The company will provide a weekend gardening resort destination for all types of guests wanting to lease and own a weekend farming getaway close to the urban Los Angeles and surrounding communities. By combining agriculture and the weekend family farm offers HI Great Group Holding Company a profitable and predictable revenue stream to enhance its current Organic Supplements Business. In addition, the ability to single source organic herbs and materials for our proprietary future product lines will save on the cost of new proprietary blends.

The Concept of Family Weekend Farm is growing internationally as consumers want to escape the urban work environments and have a weekend getaway to farm and is also as a family weekend retreat close to key entertainment venues. The Company’s current location is close to Los Angeles and within a one-hour drive to key California Ski Resorts in the winter and a large Lake Resort venue in the spring and summer. The company plans to partner with companies offering entertainment and family day trips to the local destination resorts.

The Company will build out the its weekend Farming Resort with space for 3,000 individual gardens hosting a portable cabin of the new members choice and selected and customized during the Individual Club Membership Process and Initiation. Each New Member will have one to four build out cottage options depending on size and floor plans to be placed on their individual gardening parcel. The cottages will be built with reclaimed materials and use reusable shipping containers as part of the portable cottage build out packages. HIGR cottages will use solar panels when available to reduce members carbon footprint as an option for each member. HIGR will also look entertain the cost of providing the solar panels in exchange for the solar energy generated by each member. The company looks to partner with leading solar producers in California and take advantage of all tax credits currently available for Solar Energy and Organic Farming. The Final Phase will be to create a franchise model for approved Farmland Owners across the Nation and World to buy into a turnkey operation for their privately owned farmland that is currently unused as the global demand for Clean Organic Weekend Farms is now changing with our new socially responsible culture and the public is demanding these types of weekend farms.

The Weekend Garden Resort will build out will be in Three Phases:

Phase One:

●	Resort Headquarters, Central Family Area and Club House.

●	Communal Restrooms, Showers and Washing Stations for Campers and Guests.

●	Special Family Friendly Entertainment Venues

●	Build out of Cabin Models Show Room

●	Foundation Preparation for first 1000 parcels

●	Create build out facility for shipping container storage and model build outs.

●	Website and Marketing

●	Install Internet for HIGR members

Phase Two:

●	Focus on build out of the next 1,000 parcels regarding planning and site preparation

●	Focus on Marketing and Sales effort using free media such as Internet and television human interest stories and travel channels.

●	Build Garden Center for Organic Co- Op, gardening supplies, daily or weekend equipment and cart rentals.

●	Obtain a partnership with local healthy catering company to lease a Portable Container in the Clubhouse area for weekend gardeners to dine out with the family. Outdoor and indoor seating for families

Phase Three:

●	Continue forward with the foundation of the Company’s business plan as a weekend farming destination.

●	Onsite portable cottages for full time employees at a reduced rent

●	Continue selling memberships and maximizing additional revenue streams

●	Start planning and looking for second site in a set criteria location

●	Work to build out and lead the Country in Weekend farming destination travel business by partnering with other like venues across the nation.

●	Build out the Turnkey Weekend Farming Franchise Owner Model with revenue sharing.

Worldwide Demand for Weekend Family Farms

Family Weekend Farming is growing in popularity across the world. Countries such as Germany, the United Kingdom, France, and Russia have established small-scale agricultural production spaces early on, focusing on urban residents’ close proximity to farming and farming villages in urban or rural areas. Based on this, they have systematically developed functions of providing rest areas and children’s education centers as well as mental and physical health. The names of these types of spaces are also called differently depending on the history and culture of each country. England is called ‘Allotmentgarden’ and means ‘a divided garden’. And Germany means ‘small garden’ because it is ‘Klingarten’. It originated from the Russian era when Russia granted land in the name of ‘Dacha’, meaning ‘to share’. Japan accepts the concept of Kleingarten in Germany and calls it a “citizen farm.” In addition, Japan clarifies the definition of citizen farm concept through the Citizen Farm Improvement Promotion Act, and actively expands and distributes it to foster national sentiment, maintain health, and preserve farmland. In Korea, there are already “weekend farms” outside the city however, compared with the forms still being done in these foreign countries, it is only a beginning stage. Until now, this type of facilities in foreign countries had been referred to as “national farms,” “weekend farms,” “leisure farms,” and “hobby farms,” but the term “family farms” was deemed to be the most appropriate rather than weekend farms.

Weekend family farms were divided into three types: urban, suburban, and stay-type family farms. Among the three types, urban and suburban types are mainly focused on improving the welfare of urban residents, such as providing rest areas and the venue for children’s spaces, but the focus is on revitalizing rural communities by promoting urban and rural exchanges. In the case of stay-type, there is a limit to being established as a social welfare concept because it is a project designed to attract urban residents to revitalize rural areas.

The Size of the California and United States Weekend Family Farming Market is relatively new in execution and concept. Therefore, HIGR Family Weekend Farm is uniquely positioned to monetize the growth if this sector and become a strong leader in these emerging areas of

Growing Market Sector and the Popularity of Agritourism

Agritourism presents a unique opportunity to combine aspects of the tourism and agriculture industries to provide a number of financial, educational, and social benefits to tourists and small family farmers looking for an organic community to be an ongoing part of. Agritourism allows The Company to generate additional income a relatively new Sector and also enhance its Organic Herbal Supplement Business with direct marketing to consumers. The Company’s Family Weekend Farm with it Members with will also increase local tourism as it is located close to several family centric weekend venues.

Market Competition and Partnership Opportunities

Hi- Great Group Holdings Company is among a few weekend family farm destination and membership opportunities in the California Market. The Company’s Property is located within a one-hour drive of the Los Angeles market. Currently there is no competition as large as the Company’s proposed facility. The completion is divided into two groups; small family owned farms and larger agritourism destination farms and small bed and breakfast venues. Companies that promote Family Farming Destinations and Travel are Farmstop.com and agritourismworld.com both provide comprehensive databases of agritourism operations throughout the country. Our goal is to one of the best high- end and only Family Weekend Farm destination resort. With an operation large enough to create a community of like individuals close to key Southern California population centers. Destination Venues in California are smaller farms without weekend gardening facilities for families. They are more of a Bed and Breakfast Facility booked out sometimes a year in advance. Our Company Plans to offer bed and breakfast weekend stays in addition to family long-term leasing of individual land to grow their own organic foods. From the list of family farming weekend stays in California the market price of a per night stay supports competition and partnership opportunities for longer vacation travel and enhance exposure to the local urban populations.

Examples of Smaller Family Weekend Farming Resorts in California:

The Nest Box

San Martin, CA

Rate: $150

Capacity: 2

Flip Flop Ranch

Lucerne Valley, CA

Rate: $219

Capacity: 15

Coffee Creek Ranch

Trinity Center, CA

Rate: $329

Capacity: 50

Rustridge Ranch and Winery

St. Helena, CA

Rate: $165-$250

Capacity: 8

Willow Creek Ranch Farm Stay

Mountain Ranch, CA

Rate: $200

Capacity: 8

Angeles Crest Creamery

Valyermo, CA

Rate: $199-$99

Capacity: 11

Lucky Goat Family Farm

Big Sur, CA

Rate: $600-$7000

Capacity: 11

Morning Song Farm

Fallbrook, CA

Rate: $145.00-$245

Capacity: 22

Capacity: 2

Bar SZ Ranch

Paicines, CA

Rate: $50-$500

Capacity: 34

Naylors Organic Family Farm Stay

Dinuba, CA

Rate: $110-$85

Capacity: 17

Dog & Pony Ranch

Jackson, CA

Rate: $249-$329

Capacity: 6

Emandal--A Farm on a River

Willits, CA

Rate: $700-$780

Capacity: 70

Rinconada Dairy Farm

Santa Margarita, CA

Rate: $175-$225

Capacity: 6

Howard Creek Ranch

Westport, CA

Rate: $105-$90

Capacity: 26

https://agritourismworld.com/directory/california

hhtps;//farmstay.com

The Company’s /Operator Liability

Liability is a significant concern for farmers and companies that operate agritourism enterprises. Simply stated, a landowner who opens his or her land to the public faces the risk that he or she could be considered liable if an entrant is injured while on the property.

The duty of care owed to someone who is on a landowner’s property has traditionally depended on whether the entrant is classified as a trespasser, a licensee, or an invitee. The classification of invitee is the most relevant to agritourism operators, though either of the other two categories could apply under certain circumstances. A comprehensive waiver release will be signed by all New Members and would also cover any additional people visiting the property.

The company plans to secure adequate liability insurance for to protect the shareholder and will also obtain Officers and Directors Insurance. Legal fees to precure proper coverage are included in the use of proceeds.

Other Considerations

Agritourism enterprises may involve a variety of other legal issues, depending largely on the activities involved and the laws of the state of California. This Company plans to obtain all appropriate public health and safety laws of Los Angeles County and the State of California.

Intellectual Property

Company owns the licensing rights to chelated method: world patent (patent number: 5128139) and uses this patent in the manufacturing of proprietary formulations for nutritional supplements.

The Company account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. In addition, we did not record a cumulative effect adjustment related to the adoption of ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

How to Obtain our SEC Filings

We file annual, quarterly, and special reports, proxy statements, and other information with the Securities Exchange Commission (SEC). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, DC 20549. Such material may also be accessed electronically by means of the SEC’s website at www.sec.gov.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this private placement memorandum before deciding whether to invest in shares of Company’s Common Stock. If any of the following risks occur, our business, financial condition or operating results could be harmed. In that case, you may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the investment of Common Stock. You should purchase our Common Stock only if you can afford a complete loss of your investment. Many of the Risk Factors below relate to Aqueous international Corporation, the Company’s wholly owned subsidiary and the operating entity of the Company. You should consider all the risks before buying Company’s Common Stock, which may include:

General Risks

The Company is an Emerging Growth Company

HIGR is an “emerging growth company.” Investing in our Common Stock involves a high degree of risk.

●	We were recently formed, have no operating history and may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our shareholders.

●	We may be unable to invest the proceeds of this offering on acceptable terms, or at all.

●	We are dependent on our key personnel for our success. The departure of any of our executive officers or key personnel could have a material adverse effect on our business.

●	Our growth depends on external sources of capital, which may not be available on favorable terms or at all.

●	Our future real estate investments will consist of primarily industrial properties suitable for cultivation and production of sustainable agriculture products and organic farming venues to include individual tiny homes made from reclaimed shipping containers and custom modular build outs of weekend homes. The company will also cultivate plant-based consumer products in the form of specialty herbs to be used as raw materials for the Company’s Nutritional Supplements. Our ability to grow our current nutritional line of supplements and develop new products may be dependent on consumer demand for organic nutritional products and organic weekend family farming.

●	Investors participating in this offering will incur immediate and substantial dilution.

Liability for uninsured losses could adversely affect our financial condition.

Certain property and casualty insurance, losses from disaster-type occurrences, such as earthquakes, floods and weather-related disasters, may be either uninsurable or not insurable on economically viable terms. Should an uninsured loss occur, we could lose our capital investment or anticipated profits and cash flows from our properties.

Contingent or unknown liabilities could materially and adversely affect our business, financial condition, liquidity and results of operations.

We may in the future acquire properties, subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a claim were asserted against us based on ownership of any of these properties, we may have to pay substantial amounts to defend or settle the claim. If the magnitude of such unknown liabilities is high, individually or in the aggregate, our business, financial condition, liquidity and results of operations would be materially and adversely affected.

It is possible investors may lose their entire investment.

We will be reliant on the proceeds of this offering to expand our operations. We may not be successful in implementing our business strategy or that we will be successful in achieving our objectives. Our prospects for success must be considered in the context of a thinly capitalized company in a highly competitive market. As a result, investors may lose their entire investment.

Risks Related to Financing Our Business

Expenses required to operate as a public company will reduce funds available to develop our business and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company, including additional funds required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. We anticipate that these costs will be approximately $60,000 annually. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our results of operations, cash flow and financial condition

Our growth depends on external sources of capital, which may not be available on favorable terms or at all. In addition, investors, banks and other financial institutions may be reluctant to enter into any lending or financial transactions with us, because we intend to enter into the cultivation and production of sustainable agriculture. If any of the source of funding is unavailable to us, our growth may be limited, and our operating profit may be impaired.

We may not be in a position to take advantage of attractive investment opportunities for growth if we are unable, due to global or regional economic uncertainty, changes in the state or federal regulatory environment relating to the sustainable agriculture industry, our own operating or financial performance or otherwise, to access capital markets on a timely basis and on favorable terms or at all. Because we intend to grow our business, this limitation may require us to raise additional equity or incur debt at a time when it may be disadvantageous to do so.

Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions and the market’s perception of our current and potential future earnings. If general economic instability or downturn leads to an inability to obtain capital to finance, the operation could be negatively impacted. In addition, investors, banks and other financial institutions may be reluctant to enter into financing transactions with us, because we intend to acquire properties for the use in the cultivation and production of sustainable agriculture. If this source of funding is unavailable to us, our growth may be limited.

Our ability to raise funding is subject to all of the above factors and will also be affected by our future financial position, results of operations and cash flows. All of these events would have a material adverse effect on our business, financial condition, liquidity and results of operations.

Any future indebtedness reduces cash available for distribution and may expose us to the risk of default under debt obligations that we may incur in the future.

Payments of principal and interest on borrowings that we may incur in the future may leave us with insufficient cash resources to operate the business. Our level of debt and the limitations imposed on us by debt agreements could have significant material and adverse consequences, including the following:

●	our cash flow may be insufficient to meet our required principal and interest payments;

●	we may be unable to borrow additional funds as needed or on favorable terms, or at all;

●	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

●	to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;

●	we may default on our obligations or violate restrictive covenants, in which case the lenders may accelerate these debt obligations; and

●	our default under any loan with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow, and our ability to make distributions to our shareholders could be materially and adversely affected.

Risks Related to Our Organization, Structure and Business

We are dependent on our key personnel for our success.

We will depend upon the efforts, experience, diligence, skill and network of business contacts of our senior management team; therefore, our success will depend on their continued service. The departure of any of our executive officers or key personnel could have a material adverse effect on our business. If any of our key personnel were to cease their employment, our operating results could suffer. Further, we do not intend to maintain key person life insurance that would provide us with proceeds in the event of death or disability of any of our key personnel.

We believe our future success depends upon our senior management team’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such skilled personnel. If we lose or are unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Furthermore, we may retain independent contractors to provide various services for us, including administrative services, transfer agent services and professional services. Such contractors have no fiduciary duty to us and may not perform as expected or desired.

Our senior management team will manage our business portfolio subject to very broad investment or management guidelines and generally will not seek board approval for each investment or management decision.

Our senior management team has broad discretion over the use of proceeds from this offering, and you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this private placement memorandum or other periodic filings with the SEC. Furthermore, currently a substantial portion of the net proceeds of this offering is not specifically committed to any specific projects or business. We will rely on the senior management team’s ability to execute the business plan, subject to the oversight and approval of our board of directors. Our senior management team has limited experience in managing agricultural facilities. Accordingly, you should not purchase Common Stock of the Company unless you are willing to entrust all aspects of our day-to-day management to our senior management team.

Our board of directors may change our investment or operation objectives and strategies without shareholders’ consent.

Our board of directors determines our major policies, including with regard to financing, growth, debt capitalization, distributions and other material events. Our board of directors may amend or revise these and other policies without a vote of the shareholders. Under our Article of Incorporation and Bylaw, our directors generally have a right to vote only on the following matters:

●	the election or removal of director;

●	the amendment of our charter, except that our board of shareholders may amend our charter without shareholders’ approval to:

●	change our name;

●	change the name or other designation or the par value of the Common Stock;

●	increase or decrease the aggregate number of Common Stock that we have the authority to issue;

●	increase or decrease the number of our Common Stock that we have the authority to issue; and

●	effect certain reverse Common Stock splits;

●	our liquidation and dissolution; and

●	our being a party to a merger, consolidation, sale or other disposition of all or substantially all of our assets or statutory merger or acquisition.

All other matters are subject to the discretion of our board of directors.

The fact that we have generated operating losses in the past raises doubt about our ability to continue as a going concern.

The Company may generate operating losses before the manufacturing and sale of the Products. We may have to cover any shortfall in operating capital from sales of equity and debt securities, but there can be no assurance that we will continue to be able to do so. The unpredictable economy in the United States and the volatile public or private equity markets may make it more difficult for us to raise capital as and when we need it, and it is difficult for us to assess the impact this might have on our operations or liquidity. If we cannot raise the funds that we require to continue our business operations, there is a substantial risk that our business will fail.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. As we become a more mature company in the future, we may find recruiting and retention efforts more challenging. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively. The loss of any key employee, including shareholders of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industries could harm our business.

If the products we sell do not have the healthful effects intended, our business may suffer.

In general, our products contain food, vitamins, minerals and nutritional supplements which are classified in the United States as “dietary supplements” and do not currently require approval from the FDA or other regulatory agencies prior to sale. Many of our products contain innovative ingredients or combinations of ingredients. There is little long-term experience with human or other animal consumption of certain of these ingredients or combinations thereof in concentrated form. Our products could have certain side effects if not taken as directed or if taken by a consumer that has certain medical conditions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects.

If the demand for Organic Weekend Family Faming declines out business may suffer from loss of Membership Fees and New Gardening Lot Leases and sale of Tiny Homes.

To meet our business objectives and project return on investment. Our business model is based on the lease of the Family Weekend Farm gardening plot to include monthly membership fees. Should there be a decline in consumer demand for agritourism and self-farming. Our company will not be able to meet it sales growth numbers and will need to rely on additional capital to continue operations for current members of the Weekend Family Farming Resort.

Our Company will rely predominantly on membership fees and services.

Our ability to grow and monetize our memberships through resort membership fees and services. Our ability to retain current members and obtain new members will be a key factor in our cash flow requirements to maintain the business and expand our services to all members.

Obtaining and maintaining required permits from the State and Local Governments.

The Company will be compliant will all required permitting. The Company may not be able to comply in the future with new unforeseen zoning and permitting restrictions on the federal, state and local levels.

Maintaining adequate liability insurance.

Due to the nature of a community-based resort, many visitors will be onsite at the Weekend Family Farm at various levels of membership. The Company will maintain adequate liability insurance in the case of an unforeseen accident or tragedy. Should a claim be greater than the coverage of the Company’s policy the company may be liable for additional damages.

The Company maintains Liability Insurance through its manufactures of its Nutritional Supplements. Should the manufacture of the Nutritional Supplements not be able to maintain its liability insurance the Company may be responsible for damages.

Expanding our distribution network program will be a significant element of our growth strategy.

We rely on the internet and wholesale channels to distribute a significant portion of our products. We may not be able to develop, maintain, motivate, retain or sustain our network. If our program is not successful, our operations will be adversely affected.

Our Success in promoting the Family Weekend Farming Resort will rely on our ability to market to and a attract new members.

The ability to attract new members will be dependent on adequately funded marketing budget to include internet travel sites, website development, YouTube Videos, travel magazines and organic farmers market Kiosks. Execution of the marketing plan is dependent on cash flow and ongoing capital. Failure to adequality fund the marketing budget will decrease the probability of success in the marketplace.

Our success will depend on external factors in the nutritional and dietary supplement industries.

The success of our current and planned products is highly unpredictable, and success depends on identifying and reaching ever evolving consumer tastes and desires. The commercial success of a nutritional supplement also depends upon:

●	the quality and acceptance of other competing brands and products;

●	creating effective distribution channels and brand awareness;

●	critical reviews;

●	the availability of alternatives;

●	general economic conditions; and

●	other tangible and intangible factors.

The scientific support for our products is subject to uncertainty.

Our research, scientific knowledge and clinical testing supporting the nutritional benefits of our products is an essential element of our ability to legally market our products. We believe that our own findings, the results of the third-party studies performed, and our research are sound and that we have a reasonable basis to rely on them in marketing our products. There is, however, the risk that new or undiscovered information may become available that may undermine or refute our scientific support. A reduction in the credibility of our scientific support for the nutritional benefits of our products could have a material adverse effect on our operations and financial conditions.

If our products do not achieve the expected results, we may face litigation from customers and government regulators.

We cannot guarantee that all customers will benefit from the use of our products. However, if a large number of clients do not achieve quantifiable results from the use of our products, we may be subject to lawsuits or regulatory sanctions regarding the benefits of our products.

There is no third-party oversight over the manufacturer of our products.

Our products are manufactured in an FDA approved facility. While these facilities are inspected by the FDA, FDA inspections may not be conducted on a regular basis. As such, there can be no assurance that the FDA will identify any contaminants in our manufacturer. Further we do not have an independent third party to regularly inspect the facility nor does management regularly visit the facility to conduct a quality control review. As such, there is a risk that the quality of our products may decline, contaminants may exist in the manufacturing process. Should this happen, we may face litigation or an FDA investigation.

We may be exposed to material product liability claims, which could increase our costs and adversely affect our reputation and business.

As a seller of products intended for human consumption, we are subject to product liability claims if the use of our products for others is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as dietary and nutrition supplements and in most cases are not subject to pre-market regulatory approval in the United States or internationally. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

Our insurance coverage may not be enough to cover our legal claims or other losses that we may incur in the future.

We maintain insurance with our suppliers and manufactures regarding our nutritional supplement product line. There is no assurance that our insurance will be enough to cover any claims that are asserted against us. In the future, insurance coverage may not be available at adequate levels or on adequate terms to cover potential losses, including on terms that meet our customer’s requirements. If insurance coverage is inadequate or unavailable, we may face claims that exceed coverage limits or that are not covered, which could increase our costs and adversely affect our operating results.

We may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to sell some of our products.

Our industry is characterized by vigorous pursuit and protection of intellectual property rights, which has resulted in protracted and expensive litigation for several companies. Third parties may assert claims of misappropriation of trade secrets or infringement of intellectual property rights against us or against our end customers or partners for which we may be liable.

Even though we are only licensed to use the products and trademarks, third parties could challenge our use of the intellectual property. As our business expands, the number of products and competitors in our markets increases and product overlaps occur, infringement claims may increase in number and significance. Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, and we cannot be certain that we would be successful in defending ourselves against intellectual property claims. Further, many potential litigants have the capability to dedicate substantially greater resources than we can to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, a successful claimant could secure a judgment that requires us to pay substantial damages or prevents us from distributing products or performing certain services.

If we fail to develop our brand names cost-effectively, our business may be adversely affected.

The success of our products marketed under our brand names is dependent upon the effectiveness of our marketing efforts. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building the brands. If we fail to successfully promote and maintain our brands, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business and results of operations could suffer.

The failure to make required royalty payments may result in a loss of our license.

We own the exclusive rights to distribute our products worldwide. We are required to make royalty payments on our Net Sales (Gross sales less taxes and freight). If we fail to pay the required royalties or do not meet minimum sales and royalty payments, our Licensor can terminate the license agreement in which case our operations will terminate. We are currently delinquent with these payments

Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues.

We believe we are highly dependent upon positive consumer perceptions of the safety and quality of our products as well as similar products distributed by other nutrition supplement companies. Consumer perception of nutrition supplements and our products in particular can be substantially influenced by scientific research or findings, national media attention and other publicity about product use. Adverse publicity from these sources regarding the safety, quality or efficacy of nutritional supplements and our products could harm our reputation and results of operations. The mere publication of news articles or reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such news articles or reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

We are in competition with companies that are larger, more established and better capitalized than we are.

The nutritional and dietary supplement industries are highly competitive, rapidly evolving and subject to constant change. The number of competitors in both industries is virtually endless. We expect that if our products establish a market niche, competition will arise from a variety of sources, from large multinationals like GNC and Vitamin World, to the myriad of other smaller national and regional dietary and nutritional supplements.

Many of our potential competitors have:

●	greater financial, technical, personnel, promotional and marketing resources;

●	longer operating histories;

●	greater name recognition; and

●	larger consumer bases than us.

We face competition in the health food channel from a limited number of large nationally known companies, multi-level marketers, private label brands and many smaller distributors of dietary and nutrition supplements and in the mass-market distribution channel and others. Mass-market chains represent substantial sources of income for our competitors and the mass-market merchants often support their own labels at the expense of other brands. As such, the growth of our brands within food, drug, and general mass-market merchants is highly competitive and uncertain. If we cannot compete effectively, we may not be profitable.

We believe that existing industry competitors are likely to continue to expand their product offerings. Moreover, because there are few, if any, substantial barriers to entry, we expect that new competitors are likely to enter both markets. We cannot be certain that we will be able to compete successfully in this extremely competitive market.

If we are unable to develop and later market our products under development in a timely manner or at all, or if competitors develop or introduce similar products that achieve commercialization before our products enter the market, the demand for our products may decrease or the products could become obsolete.

Our products will operate in competitive markets, where competitors may already be well established. We expect that competitors will continue to innovate and to develop and introduce similar products that could be competitive in both price and performance. Competitors may succeed in developing or introducing similar products earlier than, obtaining regulatory approvals and clearances for such products before our products are approved and cleared, or developing more effective products. In addition, competitors may have products, which may achieve commercialization before our products enter the market.

We may experience greater than expected product returns, which might adversely affect our sales and results of operations.

Product returns are a customary part of our business. Products may be returned for various reasons, including expiration dates or lack of enough sales volume. Any increase in product returns could reduce our results of operations.

We may not be able to anticipate consumer preferences and trends within the diet and nutritional industry, which could negatively affect acceptance of our products by retailers and consumers and result in a significant decrease in our revenues.

The products sold under our brand names must appeal to a broad range of consumers, whose preferences cannot be predicted with certainty and are subject to rapid change. Products sold under our brand names will need to successfully meet constantly changing consumer demands. If our products are not successfully received by distributors and consumers, our business, financial condition, results of operations and prospects may be harmed.

The purchase of our products is discretionary and may be negatively impacted by adverse trends in the general economy which would make it more difficult for us to sell our products.

Our business is affected by general economic conditions since our products are discretionary and we depend, to a significant extent, upon a number of factors relating to discretionary consumer spending. These factors include economic conditions and perceptions of such conditions by consumers, employment rates, level of consumers’ disposable income, business conditions, interest rates, consumer debt levels and availability of credit. Consumer spending on our products may be adversely affected by changes in general economic conditions.

The success of our business depends on our ability to market and advertise our products effectively.

Our ability to establish effective marketing and advertising campaigns is the key to our success. Our advertisements promote our corporate image, our dietary and nutritional products and the pricing of such products. If we are unable to increase awareness of our brands and our products, we may not be able to attract new distributors for our products. Our marketing activities may not be successful in promoting the products we sell or pricing strategies or in retaining and increasing our distributor base. We cannot assure you that our marketing programs will be adequate to support our future growth, which may result in a material adverse effect on our results of operations.

The use of communal space for our guests and campers may be discouraged because of COVID-19.

Our business plan includes communal space for membership guests and campers. “Family Friendly” means children will be playing and may not be able to practice social distancing. The clubhouse will have a public pool, playgrounds and large meeting facility for corporate, social and church retreats. Our facilities may be closed due to an unforeseen pandemic or natural disaster. In addition, we may not be able to properly grow our business due to the fears of potential infection of and by our customers.

The tourism industry may take longer to recover from the COVID-19 pandemic.

Fear of travel and an uptick in new infections would materially harm out business prospects. We already anticipate that the travel and tourism industry may be the last to recover form the current pandemic. Further upticks in infection, and the related enforcement of governmental restrictions would materially hinder our ability to grow.

Risks Related to Our Stockholders and Purchasing Shares of Common Stock

Your percentage of ownership may become diluted if we issue new Common Stock or other securities.

Our board of directors is authorized, without your approval, to cause us to issue additional Common Stock to raise capital through the issuance of Common Stock (including equity or debt securities convertible into Common Stock), and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our shareholders.

We have not voluntarily implemented various corporate governance measures.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight and the adoption of a Code of Ethics. Our Board of Directors expects to adopt a Code of Ethics at its next Board meeting. The Company has not adopted exchange-mandated corporate governance measures and, since our securities are not listed on a national securities exchange, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We may be exposed to potential risks relating to our internal control over financial reporting.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), the SEC has adopted rules requiring public companies to include a report of management on the Company’s internal control over financial reporting in its annual reports. While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequately. In the event we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

We have a large number of authorized but unissued shares of our common stock.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and other transactions, without obtaining stockholder approval, unless stockholder approval is required. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position would be diluted without your further ability to vote on that transaction.

Shares of our common stock may continue to be subject to illiquidity because our shares may continue to be thinly traded and may never become eligible for trading on a national securities exchange.

While we may at some point be able to meet the requirements necessary for our common stock to be listed on a national securities exchange, we cannot assure you that we will ever achieve a listing of our common stock on a national securities exchange. Our shares will only eligible for quotation on the OTC Markets, which is not an exchange. Initial listing on a national securities exchange is subject to a variety of requirements, including minimum trading price and minimum public “float” requirements, and could also be affected by the general skepticism of such markets concerning companies that are the result of mergers with inactive publicly-held companies. There are also continuing eligibility requirements for companies listed on public trading markets. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our stock may not be listed or could be delisted. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, any of which could result in you losing some or all of your investments.

The market valuation of our business may fluctuate due to factors beyond our control and the value of your investment may fluctuate correspondingly.

The market valuation of emerging growth companies, such as us, frequently fluctuate due to factors unrelated to the past or present operating performance of such companies. Our market valuation may fluctuate significantly in response to a number of factors, many of which are beyond our control, including:

i.	changes in securities analysts’ estimates of our financial performance, although there are currently no analysts covering our stock;

ii.	fluctuations in stock market prices and volumes, particularly among securities of emerging growth companies;

iii.	changes in market valuations of similar companies;

iv.	announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

v.	variations in our quarterly operating results;

vi.	fluctuations in related commodities prices; and

vii.	additions or departures of key personnel.

As a result, the value of your investment in us may fluctuate.

We have never paid dividends on our common stock.

We have never paid cash dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. Investors should not look to dividends as a source of income.

In the interest of reinvesting initial profits back into our business, we do not intend to pay cash dividends in the foreseeable future. Consequently, any economic return will initially be derived, if at all, from appreciation in the fair market value of our stock, and not as a result of dividend payments.

THE OFFERING

REGULATION A+

We are offering our Common Stock pursuant to recently adopted rules by the Securities and Exchange Commission mandated under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer of up to $50 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we will be required to publicly file annual, semiannual, and current event reports with the Securities and Exchange Commission after the qualification of the offering statement of which this Offering Circular forms a part.

THE OFFERING

Issuer:	Hi-Great Group Holding Company

Shares Offered:

A maximum of Twenty-Nine Million Nine Hundred Ninety-Nine Thousand (29,999,000) shares of our Common Stock (the “Maximum Offering”), at an offering price of Twenty Cents ($0.20) per share (the “Shares”). 25,000,000 of the Shares are being offered by the Company and 4,999,000 of the Shares are being offered by the Selling Shareholder.

Number of shares of Common Stock Outstanding before the Offering:	100,000,000

Number of shares of Common Stock to be Outstanding after the Offering:	125,000,000 shares of Common Stock if the Maximum Offering is sold.

Price per Share:	Twenty Cents ($0.20).

Maximum Offering:

Twenty-Five Million (25,000,000) shares of our Common Stock (the “Maximum Offering”) by the Company, at an offering price of Twenty Cents ($0.20) per share (the “Shares”), for total gross proceeds to the Company of Five Million Dollars ($5,000,000). Additionally, 4,999,000 shares of our Common Stock may be sold by the Selling Shareholder.

Use of Proceeds:

If we sell all of the Shares being offered, our net proceeds (after our estimated commissions, if any, but excluding our estimated Offering expenses) will be approximately $5,000,000. We will use these net proceeds for our operations, expenses associated with the marketing and advertising of the Offering, working capital, project build out of the resort and general corporate purposes, and such other purposes described in the “Use of Proceeds” section of this Offering Circular.

We will not receive any proceeds from the sale of the common stock by the Selling Shareholder.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors.”

As of June 11, 2020, 100,000,000 shares of common stock, $.001 par value per share, were issued and outstanding out of the 1,100,000,000 shares of common stock authorized. In addition, 0 shares of preferred stock are issued and outstanding. There are 10,000,000 shares of preferred stock authorized.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the Selling Shareholder. We will use our best efforts to raise a maximum of $5,000,000 for the Company in this offering. We are requiring no minimum offering proceeds threshold. The table below summarizes how we will utilize the proceeds of this offering, including in the event that the Company raises less than the full amount expected ($5,000,000). The actual amount of proceeds realized may differ from the amounts summarized below (1). In order to successfully carry out our stated goals, HIGR would need $3,000,000 including capital raised in this offering. We anticipate to incur up to $50,000 in offering expenses, $60,000 in SEC reporting and compliance, and $1,000,000 to maintain our general and administrative functions over the next twelve months. If we don’t raise sufficient proceeds in this offering or generate sufficient revenue, our working capital goal may not be met. Furthermore, without sufficient proceeds from this offering or the generation of sufficient revenue, some of our other expenses, including advertising and marketing, website design, and operating and equipment may not be incurred or undertaken. While we anticipate incurring $50,000 total in offering expenses, it was and will be paid from an investment by our President. While HIGR hopes to secure sufficient funds in the Offering described herein, there is no minimum offering amount. If we cannot obtain needed funds, we may be forced to curtail or cease our activities altogether

The following table sets forth the use of the proceeds from this offering:

If Maximum Amount Sold

Total Proceeds	$5,000,000

Less: Offering Expenses	50,000

Legal Expenses – Public Company	$50,000.00
Legal Expenses – Land Use and Leasing	$60,000.00
Directors and Officers Insurance	$75,000.00
Corporate Insurance, Liability, Land	$55,000.00
Accounting Expenses	$30,000.00
Consulting and Bookkeeping	$40,000.00
Administrative Salaries and Overhead	$225,000.00
Hourly Wage Employees	$175,000.00
Ongoing Working Capital	$240,000.00
Marketing and Website Build	$20,000.00
SRO, Technology, and Internet	$15,000.00
Travel Adds and Sponsorships	$15,000.00
Resort Build Out
Annual Land Lease Agreement	$30,000.00
Project Build Out Per Parcel @ 3,000 Per Parcel Plat 1,000 Phase 1 and 2	$3,000,000.00
Sample Container Model Cottages	$20,000.00
Communal Resort Build Out	$250,000.00
Water, Sewage Central Hook Ups	$100,000.00
Communal Pool and Playgrounds	$150,000.00
Resort Center and Park Build Out	$200,000.00
Landscaping and Gardening	$75,000.00
Equipment	$125,000.00

TOTAL	$5,000,000.00

The order of priority of the use of proceeds is as follows: Legal & Accounting, Leasing Fees, Marketing & Branding, Resort Development, Salaries & Operating Costs, Buildings & Equipment, Technology & Software. Inventory and & Billing will be expensed in working capital for the Nutritional Supplements Product lines.

Note: After reviewing the portion of the offering allocated to the payment of offering expenses, and to the immediate payment to management and promoters of any fees, reimbursements, past salaries or similar payments, a potential investor should consider whether the remaining portion of his investment, which would be that part available for future development of the Company’s business and operations, would be adequate.

No assets are planned to be acquired from officers, directors, employees or principal stockholders of the Company or their associates. However, the Company will be using funds from the offering to pay the annual lease on its property in the unincorporated area of Pearblossom, County of Los Angeles, State of California from Sella Property, LLC, which is controlled by Jun Ho Yang.

The Company will spend money on a marketing campaign for its product lines and promotion of the Family Weekend Farm Resort in addition to and on legal fees to trademark the brand and other intellectual property. Legal & Accounting fees will also be used to continue auditing our financials and keep in compliance with FINRA and the SEC.

The Company plans to build up its executive team, support staff and skilled labor with its Salaries & Operating budget.

As of December 31, 2019, the Company owed its officers $0.00 in unpaid wages.

The Company has sustained operating losses since inception, and it has been dependent upon limited private lending to provide enough working capital in order to finance its operations. Management believes that it can continue to raise debt and equity financing to support its operations. The Company’s ability to continue in existence is dependent upon developing additional sources of capital and/or achieving profitable operations.

The proceeds from this offering would satisfy the Company’s cash requirements for the next 12 months, if realized in full. There is no assurance that we will sell any of the Commitment Shares, if at all.

We intend to raise additional capital through equity and debt financing as needed, though there cannot be any assurance that such funds will be available to us on acceptable terms, on an acceptable schedule, or at all.

The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our product sales and marketing efforts, the amount of proceeds received from the exercise of the Warrants, and the amount of cash generated through our existing strategic collaborations and any additional strategic collaborations into which we may enter.

DETERMINATION OF OFFERING PRICE

The Company determined the market price arbitrarily.

The Selling Shareholder will sell their shares pursuant to the Company’s Regulation A offering at the fixed price of $0.20. We will not receive any proceeds from the sale of shares by the Selling Shareholder.

THE SELLING SHAREHOLDER

Selling Shareholder

4,999,000 shares of the Company’s common stock were sold to the Selling Shareholder in a change of control transaction, dated October 15, 2019, as a result of a private transaction. 70,000,000 shares of common stock of Hi-Great Group Holding Co. (the “Company”), were transferred from Custodian Ventures LLC to Esther Yang. The Selling Shareholder paid $0.0025 per share. Of the 70,000,000 shares initially sold to the Selling Shareholder, 4,999,000 shares held by the Selling Shareholder are included herein for registration. This represents 4.999% of the pre-offering outstanding share of the Company.

The Selling Shareholder is an individual.

All expenses incurred with respect to the registration of the common stock will be borne by the Company, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by Selling Shareholder in connection with the sale of such shares.

The Selling Shareholder was previous a controlling shareholder until she sold 65,001,000 shares of common stock to Jun Ho Yang and Ho Soon Yang. The Selling Shareholder was the Secretary of the Company until her resignation on April 16, 2020.

The following table sets forth the name of the Selling Shareholder, the number of shares of common stock beneficially owned by the Selling Shareholder as of the date hereof and the number of shares of common stock being offered by the Selling Shareholder. The offer and sale of the shares are being registered herein. The Selling Shareholder are under no obligation to sell all or any portion of such shares. All information with respect to share ownership has been furnished by the Selling Shareholder, respectively. The “Amount Beneficially Owned After the Offering” column assumes the sale of all shares offered herein.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering
ESTHER YANG	4,999,000	4,999,000	0	0

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

DILUTION

If you purchase shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

On December 31, 2019 there were an aggregate of 100,000,000 shares of Company Common Stock issued and outstanding.

Our net tangible book value as of December 31, 2019, was $(236) or $(0.0000236) per outstanding share of our Common Stock, based on 100,000,000 outstanding shares of Common Stock at December 31, 2019. Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

If the maximum 25,000,000 new shares of Common Stock in this Offering at the public offering price of $0.20 per share, after deducting approximately $50,000 in maximum sales commissions and other offering expenses payable by us, our pro forma as adjusted net tangible book value would have been approximately $5,999,764 ($0.046152 per share) as at December 31, 2019. This amount represents an immediate increase in pro forma net tangible book value of $0.046154 per share to our existing stockholders at the date of this Offering Circular, and an immediate dilution in pro forma net tangible book value of approximately $0.1538 per share to new investors purchasing shares of Common Stock in this Offering at a price of $0.20 per share.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after our estimated offering expenses of $50,000:

Funding Level	$5,000,000	3,750,000	2,500,000	$1,250,000
Offering Price	$0.20	$0.20	$0.20	$0.20
Pro forma net tangible book value per Common Stock share before the Offering	$(0.00000236)	$(0.00000236)	$(0.00000236)	$(0.00000236)
Increase per common share attributable to investors in this Offering	$0.04	$0.032	$0.022	$0.012
Pro forma net tangible book value per Common Stock share after the Offering	$0.04	$0.032	0.022	0.012
Dilution to investors	$0.16	$0.17	$0.18	$0.18
Dilution as a percentage of Offering Price	80%	84.2%	88.9%	94.1%

The following tables set forth, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (after our estimated offering expenses of $50,000), the total number of shares previously sold to existing stockholders, the total consideration paid for the foregoing and the respective percentages applicable to such purchased shares and consideration paid based on an average price of $0.174 per share paid by existing stockholders and $0.20 per share paid by investors in this Offering.

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 100% of Shares Sold:
Existing stockholders	100,000,000	80%	$16,000,000	76%
New Investors	25,000,000	20%	$5,000,000	24%
Total	125,000,000	100%	$21,000,000	100%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 75% of Shares Sold:
Existing Stockholders	100,000,000	84%	$16,842,105	82%
New Investors	18,750,000	16%	$3,750,000	18%
Total	118,750,000	100%	$20,592,105	100%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 50% of Shares Sold:
Existing Stockholders	100,000,000	88%	$17,777,778	88%
New Investors	12,500,000	12%	$2,500,000	12%
Total	112,500,000	100%	$20,277,778	100%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 25% of Shares Sold:
Existing Stockholders	100,000,000	94%	$18,823,529	94%
New Investors	6,250,000	6%	$1,250,000	6%
Total	106,250,000	100%	$20,073,529	100%

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis and Results of Operations

The following management’s discussion and analysis (“MD&A”) should be read in conjunction with financial statements of HIGR for the years ended December 31, 2019 and 2018, and the notes thereto, as well as the quarter ended March 31, 2020 and 2019.

Safe Harbor for Forward-Looking Statements

Certain statements included in this MD&A constitute forward-looking statements, including those identified by the expressions anticipate, believe, plan, estimate, expect, intend, and similar expressions to the extent they relate to HIGR or its management. These forward-looking statements are not facts, promises, or guarantees; rather, they reflect current expectations regarding future results or events. These forward-looking statements are subject to risks and uncertainties that could cause actual results, activities, performance, or events to differ materially from current expectations. These include risks related to revenue growth, operating results, industry, products, and litigation, as well as the matters discussed in HIGR’s MD&A under Risk Factors. Readers should not place undue reliance on any such forward-looking statements. HIGR disclaims any obligation to publicly update or to revise any such statements to reflect any change in the Company’s expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

Summary of Results

The following table summarizes the results of our operations for the year ended December 31, 2019.

Statement of Operations

REVENUE	$0.00

OPERATING EXPENSES
Legal Fees	5,550
Audit and Accounting Fees	3,000
Transfer Agent Fees	5,000
Registration Fees	7,059
General and Administrative Expenses	236
Total Operating Expenses	20,845
Net Loss	$17,936
Basic and diluted weighted average common shares outstanding	0.00
Basic and diluted loss Per Share	$0.00

For the years ended December 31, 2019 and 2018

Revenues. The Company is a development stage company purposed to organically grow through internet sales of its current worldwide exclusive license agreement with SellaCare, Inc. in the areas of Longevity Health Supplements and plans to integrate new product lines containing CBD Oils for additional health benefits and also expand into the lucrative cosmetic sector as an overall sustainable revenue platform as they become a major supplier in each of the three industry sectors.

Cost of Goods Sold. The Company remains in developmental stage and, in conjunction with not having any operational revenue, it has incurred no Cost of Goods and Services Sold.

General and Administrative expenses. General and administrative expenses for the year ended December 31, 2019 were $236. General and administrative expenses for the year ended December 31, 2018 were $0.

Legal, Accounting, Transfer Agent, and Registration expenses. Legal, accounting, transfer agent, and registration expenses for the year ended December 31, 2019 were $20,559. Selling and marketing expenses for the year ended December 31, 2018 were $0.

Interest income. The Company made $2,909 in interest income in the year ended December 31, 2019. The Company had no income in the year ended December 31, 2018.

Net Loss. For the foregoing reasons, our net loss was $17,936 for the year ended December 31, 2019 and $0 for the year ended December 31, 2018.

For the quarters ended March 31, 2020 and 2019

Revenues. The Company had sales of $25,790 for the quarter ended March 31, 2020, from the sale of its products, compared to $0 in the same period of 2019.

Cost of Goods Sold. The Company had cost of goods sold of $9,440 for the quarter ended March 31, 2020, from the sale of its products. The Company was in developmental stage in 2019 and, in conjunction with not having any operational revenue, it has incurred no Cost of Goods and Services Sold.

General and Administrative expenses. General and administrative expenses for the quarter ended March 31, 2020 were $30,700. General and administrative expenses for the quarter ended March 31, 2019 were $0.

Legal, Accounting, Transfer Agent, and Registration expenses. Legal, accounting, transfer agent, and registration expenses for the quarter ended March 31, 2020 were $19,945. Selling and marketing expenses for the quarter ended March 31, 2020 were $0.

Interest income. The Company had income expense of $151 in the quarter ended March 31, 2020. The Company had no income in the quarter ended March 31, 2019.

Net Loss. For the foregoing reasons, our net loss was $40,894 for the quarter ended March 31, 2020 and $0 for the quarter ended March 31, 2019.

Liquidity, Capital Resources and Plan of Operations

Going Concern

Our financial statements appearing elsewhere in this offering circular have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is contingent upon its ability to raise additional capital as required. For the year ended December 31, 2019, the Company incurred net losses of $17,936. Initially, we intend to finance our operations through equity financings.

As at December 31, 2019, our cash and cash equivalents (immediately marketable securities) was $7,229. At March 31, 2020 it was $20,374. Unless we receive additional private financing or we receive a minimum of $3,000,000 from the proceeds of this Offering, we will not be able to conduct our planned operations. We estimate that if we receive a minimum of $1,000,000 from the proceeds of the sales to of this offering our existing capital resources will permit us to conduct our planned operations for only approximately 12 months following the date of this offering circular. Accordingly, our business plan is dependent on our raising sufficient proceeds from the sale of shares of Common Stock. In addition, we may have to raise additional interim capital from other private sources. There can be no assurance that such needed capital will be available or even if available that it will not be extremely dilutive to the Company’s shareholders.

Our auditors have indicated that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

There are currently no external sources of liquidity outside of the potential of its Nutritional Health Supplements. The Company is relying on its officers and directors and upon this offering for capital for operations at this time.

Financings and Securities Offerings

For the year ended December 31, 2019, we received a total of $28,074 in cash provided by financing activities. For the year ended December 31, 2018, we received a total of $0 in cash provided by financing activities.

For the quarter ended March 31, 2020, we received a total of $10,000 in cash provided by financing activities. For the quarter ended March 31, 2019, we received a total of $0 in cash provided by financing activities.

Investing Activities.

We used $173,566 for a land acquisition in the quarter ended March 31, 2020. We had no such activities in 2019.

Since inception, our principal sources of operating funds have been proceeds from equity financing including the sale of our Common Stock to initial investors known to management and principal shareholders of the Company. We do not expect that our current cash on hand will fund our existing operations. We will need to raise additional capital in order execute our business plan and growth goals for at least the next twelve-month period thereafter. If the Company is unable to raise sufficient additional funds, it will have to execute a slower than planned growth path, reduce overhead and scale back its business plan until sufficient additional capital is raised to support further operational expansion and growth. There can be no assurance that such a plan will be successful.

Investing Activities.

We used $173,566 for a land acquisition in the quarter ended March 31, 2020. We had no such activities in 2019.

Plan of Operation

Our principal business objective is to maximize shareholders returns through a combination of (1) distributions to our shareholders, (2) sustainable long-term growth in cash flows from distribution of our products, which we hope to pass on to shareholders in the form of distributions, (3) potential long-term appreciation in the value of our properties from capital gains upon future sale, (4) other sustainable agricultural business opportunity which the Board of Directors determines to be beneficial to Company, or (5) distribution of plant-based finished consumer product and integrate the use of CBD Oils into its worldwide health supplement business to include expansion into the cosmetics sector using multiple strains of CBD oils and compounds.

For the 12 months following the commencement of the offering the Company will focus on two areas of operations. These two core business activities will be the continued the sales of its Nutritional Health Supplements and the build out of the Harvest Island Garden Resort.

The Nutritional Health Supplements will be sold primarily online and the new retail website is currently being redesigned and developed to increase internet traffic and customer retention. For the first 12 months, no additional products will be added to the current supplement line. New branding is in development to update the marketing and online image and presentment in a very competitive nutritional supplement industry. The Company plans to also update the customer experience with online videos with renown experts in the Patent areas of alkalization, amino acids, advanced minerals and the use of whole rice concentrates and how these methods and ingredients may help the user increase overall health and wellness.

The second area of business operations will be the build out of the Harvest Island Garden Resort. This will require additional staff and a more developed operational plan in order to execute the first phase of the build out of the gardening resort.

The Company will hire five new key employees as part of the business plan over the next twelve to eighteen months. These key employees will be necessary to implement the business plan.

The Company plans to hire a skilled Operations Director to oversee the build out of the foundation of the Weekend Gardening Resort and a General Manager to oversee the administration of key milestones and of the building of Phase One. These planned milestones following the commencement of the offering will include resort headquarters, central family area and club house, family friendly entertainment venues and the build out of cabin models show room. The primary focus of the business plan will also be the preparation and foundation for the first 500 parcels to be leased in the following twelve months or sooner.

In Preparation for each parcel a Resort Housing Director will be hired to help create and execute the vision and design of the standard and custom container home included in the total purchase price of each Parcel Membership. The Company’s vision is to use environmentally responsible reclaimed shipping containers, materials, woods and solar energy. Building an environmentally and socially responsible place to invite and provide members the latest technology and use of building materials. The Resort Housing Director will oversee the Company’s vision to build out and implement and build out a scalable and modular design to ensure swift install from signature at contract to move into parcel timeframes. The Company will look to create bulk purchasing agreements for reclaimed materials and solar panels kitchens, bathroom and sleeping quarters. The Company will also have standard outdoor patio area plans. The Company will set guild lines for floorplans, colors and parcel options to maintain a resort standard.

The Resort Leasing and Membership Director will plan and oversee the leasing and membership programs to include leasing and financing, legal preparation of documents and work with the other resort directors to help create demand and ensure execution of membership deliverables ensuring measurable growth rates through coordinating the entire membership experience revenues.

In addition, a Marketing Director will be hired to oversee and extensive consumer awareness and education through local media, internet and written marketing materials. Using online tools, the Company will also explore the use of a YouTube channel and Google search engine optimization to showcase the Company’s business offerings

Finally, as part of the preparation of the Company’s weekend gardening resort the Company will also hire a Resort Activities and Planning Director. This position in the first 12 months following the commencement of the offering, will work with all resort directors to plan and execute a seasonal activity plan of operations. The seasonal resort plan will have activities round climate and take advantage of seasonal recreation and tours these will include, farm tours and tracker rides, organic gardening classes, gardening Co-op and farmers market. The Resort will also build out Day- Care for families and pool activities to include licensed swimming instructors and exercise classes. To maximize the resorts impact and revenues per guest and family.

Contractual Obligations, Commitments and Contingencies

As of the date of this date there are none.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

As a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act), we are not required to provide the information called for by Item 304 of Regulation S-K.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act”) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1.0 Billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, though if the market value of our Common Stock that is held by non-affiliates exceeds $700 million, we would cease to be an “emerging growth company”.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within one hundred twenty (120) calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within ninety (90) calendar days after the end of the first six (6) months of the issuer’s fiscal year.

OUR BUSINESS

Company Background

Hi-Great Group Holding Company (the “Company”) is a development stage enterprise that was originally incorporated, on September 31, 2010, under the laws of the State of Nevada.

On March 08, 2019, the eight judicial District Court of Nevada appointed Custodian Ventures, LLC as custodian for Hi-Great Group Holding Company, proper notice having been given to the officers and directors of Hi-Great Group Holding Company. There was no opposition.

On March 15, 2019, the Company filed a certificate of revival with the state of Nevada, appointing David Lazar as, President, Secretary, Treasurer and Director.

On March 20, 2019, the Company issued 70,000,000 shares of common stock to Custodian Ventures, LLC (controlled by David Lazar) at par for shares valued at $70,000 in exchange for settlement of a portion of a related party loan for amounts advanced to the Company in the amount of $16,100, and the promissory note issued to the Company in the amount $53,900.

On October 15, 2019, as a result of a private transactions, 70,000,000 shares of common stock (the “Shares”) of Hi-Great Group Holding Co. (the “Company”), were transferred from Custodian Ventures LLC to Esther Yang (the “Purchaser”). As a result, the Purchaser became a 70% holder of the voting rights of the issued and outstanding share capital of the Company, on a fully diluted basis, and became the controlling shareholder.

On October 14, 2019, and effective October 15, 2019, the existing director and officer resigned. Accordingly, David Lazar, serving as a director and an officer, ceased to be the Company’s Chief Executive Officer, Chief Financial Officer, President, Treasurer, Secretary and a Director. At the effective date of the transfer, Ho Soon Yang consented to act as the new President, CEO, CFO, Treasurer, Secretary and Chairman of the Board of Directors of the Company. Ho Soon Yang was appointed as a Chief Executive Officer, President, Secretary, Treasurer and Chairman of Board of Directors of the Company.

On February 25, 2020 the Board of Directors via Written Consent Approved the Addition of Alex Jun Ho Yang to the Board of Directors on the same day, and effective immediately, the following Officers were appointed, Alex Jun Ho Yang. Chief Executive Officer, Ho Soon Yang, Chief Financial Officer and Esther Yang as Secretary to the Company. Previously, Ho Soon Yang was the acting President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of the Company and the sole Director of the Company.

On April 16, 2020 Esther Yang sold the Majority of her Common Shares, Thirty-Two Million Five Hundred Thousand Shares (32,500,000) to Jun Ho Yang and Thirty-Two Million Shares Five Hundred One Shares (32,501,000) to Ho Soon Yang.

On April 22, 2020 Esther Yang resigned as the Secretary to the Company and Madeline Choi was appointed by the Board of Directors as Secretary to the Company serving a one-year term.

Our principal executive office is located at 621 S. Virgil Avenue #470, Los Angeles, CA 90005.

Our Business Objectives

Our principal business objective is to maximize shareholders returns through a combination of (1) distributions to our shareholders, (2) sustainable long-term growth in cash flows from distribution of our products, which we hope to pass on to shareholders in the form of distributions, (3) potential long-term appreciation in the value of our properties from capital gains upon future sale, (4) other sustainable agricultural business opportunity which the Board of Directors determines to be beneficial to Company, or (5) distribution of plant-based finished consumer product and integrate the use of CBD Oils into its worldwide health supplement business to include expansion into the cosmetics sector using multiple strains of CBD oils and compounds.

The Company has two main focuses of business and revenues. The management is separate for each entity, the Nutritional Health Supplements distribution business and the Family Weekend Gardening Resort.

Nutritional Health Supplements

Regarding the Company’s distribution of Nutritional Health Supplements, it has entered into a Worldwide Licensing Agreement with SellaCare ® which first manufactured and marketed herbal products in 1983. Ten years later, since 1993, we have operated and managed the entire production line to produce multivitamins and minerals, not just herbal products.

The Company’s nutritional supplement products are designed with this basic principle, the products are made with the best minerals you can find.  The Company’s products are made from minerals mined in the deep mountains of Utah. Our products can help you live your full life with proper diet and exercise.  The Company’s focus is in the mineral supplementation of its current user base.  The engagement of an online marketing consulting firm will be key to increased product sales and growth in distribution and profitability.

The Company outsources its product development and innovation from third party vendors and through its World- Wide Lease Agreement with SellaCare, Inc. The focus the of sale and distribution of its supplements will be through Online Sales and Marketing. All products are 100% Organic, Non-GMO (no genetic manipulation) and utilize all-natural science. The products that the Company will be focused on to increase its products online presence are M3®, MegaCalcium®, VC2000®, GoldenWater®, Royal® Cosmetic Oils.

Target markets for this business will be health minded adults and senior supplementation. The age groups targeted are looking for a better solution to overall better health and wellness. Many of the targeted market may choose to sign up for a monthly subscription and receive the supplements on an ongoing monthly shipment for a discount.

Our supplements are all made with FDA approved over the counter minerals and herbs. They do not require any additional FDA approvals or clinical trials.

Harvest Island Garden Resort

Hi- Great Group Holdings Company should be among a few weekend family farm destination and membership opportunities in the California Market. None of the competition are or will be as large a facility as the Company close to the Los Angeles Market. The completion is divided into two groups; small family owned farms and larger agritourism destination farms. Companies with similar business models are agritourismworld.com, and farmstop.com. The Company’s goal is to one of the best high- end and only Family Weekend Farm Destination Resort.

Our operations could create a unique venue large enough to create a community of like individuals close to key Southern California population centers. The growth of farmers markets and organic real foods has created this unique opportunity for investors. Our goal is to maximize our property close to the Southern California Urban Centers with a family focused weekend farming retreat offering individual leased land parcels and memberships. The ecofriendly design and farming experience should allow the Company to focus on the following target markets; families near California urban areas, healthy minded individuals, destination bed and breakfast travel, corporate retreats and specialty ecofriendly conferences.

Our Competition and how we differentiate from other offerings to our Target Market

Competitors	How we differ
Second Home	We design an affordable shipping container cottage home
Small Farming B&B	Family focused weekend memberships
Country Club Member	HIGR provides land and a farm membership
Timeshares	We provide a lease on farming parcel that is exclusively the members parcel and cabin and not shared with other owners or visitors
Theme Parks	Wholesome family weekend getaway

The Company in the first twelve months following the commencement of the offering plans to educate and market directly to the public through online sales and pre booked online showings to interested and potential membership and land lease parcel ownerships. Eventually the Company plans to hold open houses and marketing events. The Company plans to contract with travel sites and internet influencers who will promote the gardening resort and organic farming on YouTube channels to help educate direct to public viewer traffic and interest. The Company will also use traditional marketing strategies currently in use at other high-end destinations. These will include, Destination Travel Sites, Internet Marketing Optimization, Organic Farming Markets, Website Marketing and Online Bookings, Chambers of Commerce and other local Southern California resort partnerships.

The Company plans to obtain all necessary permits with the State of California in addition to local licenses in conjunction with the State, County and Local Municipalities where the business is located. The Company plans to obtain proper insurance required by the State and Local Governments to ensure that the members and guests are covered from a liability standpoint in addition to, protecting the Shareholder in the case of an unforeseen tragedy or catastrophic event.

In March 2020 the Company entered a License or Grant of License a non-transferable, exclusive license to use the Licensed Patents and Trademark Rights for and in connection with conducting the Licensee’s business. The License obtained by the company is a non- transferrable, exclusive license to use the Licensed Patents for and in connection with conducting the Licensee’s business. The terms and subject to the conditions of this Agreement to license of the Patents and Products the company agreed to pay SellaCare, Inc. a monthly Royalty Payment beginning April 30, 2020 and then payable the 15th of every month thereafter. The of the monthly payment is equal to Twenty Five Percent of Gross Revenues (25%) or One Thousand Dollars ($1,000) whichever is greater and not less than One Thousand Dollars ($,1,000).

Markets

To accomplish this strategy the company must assume that there will be significant competition in the cultivation, manufacture and distribution of cannabis in The United States and Internationally. The Company believes that its patent licenses and proprietary technology and business operation model will maximize its efficiencies in the supply chain from cultivation to distribution of its proprietary products via the internet and wholesale markets.

Intellectual Property

Company owns the licensing rights to chelated method: world patent (patent number: 5128139) and uses this patent in the manufacturing of proprietary formulations for nutritional supplements.

Federal Income Tax Status

The Company account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes.

We believe that our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. In addition, we did not record a cumulative effect adjustment related to the adoption of ASC 740. Our policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Related Party Transaction

Approval of Related Party Transactions

Related party transactions are reviewed and approved or denied by the Board of Directors of the Company. If the related party to a transaction is a member of the board, the transaction must be approved by a majority of the board that does not include the related party.

Employees

We currently employ a Chief Executive Officer, Chief Financial Officer and a support staff of 1 full time employee.

Properties

Our executive office is located at 621 S. Virgil Avenue #470, Los Angeles, CA 90005.

Legal Proceedings

There are no known legal proceedings against any of our directors, officers or Company.

Intellectual Property

We generally rely on trademark, copyright and trade secret laws and employee and third-party non-disclosure agreements to protect proprietary rights.

Corporate Information

Our investor relations department can be contacted at our principal executive office at 621 S. Virgil Avenue #470, Los Angeles, CA 90005. Our phone number is (213) 219-7746. Our website is.www.higrgreat.com.

Transfer Agent

The transfer agent for our Common Stock is Globex Transfer, LLC at 780 Deltona Blvd., Suite 202, Deltona, FL 32725. The transfer agent’s telephone number is (813) 344-4490.

DESCRIPTION OF PROPERTY

The Company’s headquarters are located 621 S. Virgil Avenue #470, Los Angeles, CA 90005. Our phone number is (213) 219-7746. Management believes that our current leased property will be sufficient for its current and immediately foreseeable administrative needs.

DIRECTORS, EXECUTIVE OFFICERS & CORPORATE GOVERNANCE

Executive Officers and Directors

The names of our executive officers and directors, as of February 25, 2020, and the positions currently held by each are as follows:

Name	Position	Term of Office
Alex Jun Ho Yang, 57(1)	Chief Executive Officer and Chairman of the Board	One (1) year
Ho Soon Yang, 51 (2)	Chief Financial Officer and Director	One (1) year
Madeline Choi, 65 (3)	Secretary	One (1) year

(1) On February 25, 2020, Alex Jun Ho Yang was appointed to the Board of Director, and as President and Chief Executive Officer,

(2) On October 14, 2019, Ho Soon Yang consented to act as the President, CEO, CFO, Treasurer, Secretary and Chairman of the Board of Directors of the Company. On February 25, 2020, Ho Soon Yang resigned as President, Chief Executive Officer, and Secretary, but remained Chief Financial Officer and Treasurer.

(3) On April 24, 2020. Madeline Choi was appointed as Secretary to the Company by the Current Board of Directors.

Director Independence

We do not have any independent directors serving on our Board of Director.

Executive Officers and Directors

Jun Ho Yang, Chief Executive Officer & Director.

With over 25 years of running and starting successful business Alex Jun Ho Yang is a seasoned executive focused on the profitability of all his ventures Real Estate Company Sella Property, LLC and his Charitable Foundation, The Christian Herald USA. With his experience in real estate and finance he turned his expertise into starting and running a successful internet company, rentonweb.com. He continues to remain active his long-time real estate firm Sella Property, LLC focusing on the California Market. He has founded numerous charities and foundations and has served as a Founding Pastor at his Church in California, Cornerstone Church, and as a Missionary to Africa. He graduated high school and four-year degree at Emanuel University in Los Angeles California. From January 2014, to the present, he has been the President of Sella Property, the real estate property owner. From March 2012, to the present, he has been CEO of The Christian Herald, a Christian based foundation.

Ho Soon Yang, Chief Financial Officer

Ho Soon Yang is an experienced executive with over 25 years of business experience in the fields of importing and exporting She has devoted much her time to importing and exporting Nutritional Supplements and Specialty materials. She has worked for Sellacare, INC the last 5 years, Inc. In addition, she oversaw all technology, products and customer service for Sellacare, INC. She attended high school and graduated from Han Yang University in Seoul, South Korea. From February 2011 to the present, she has been President of SellaCare Inc,

Madeline Choi, Secretary

Madeline Choi is a dynamic and ambitious business entrepreneur. She has more than 30 years of experience in business operations, financing, market, technology, and consulting. For the last five years she has worked in various capacities at Sella Property, LLC and SellaCare Inc. She was appointed directly with Mr. Jayanta Sinha, former President of Gail USA, as a buyer’s mandate. She worked on many high-end real estate development projects in San Jose and the exclusive listing agent for Wyndham and Sheraton Hotel at $116M. She was a consultant for International Scientific Co., Ltd in Tokyo for the past 20 years, raised US $3M for the semiconductor company and other projects. She holds a BA in Business Administration from OCU University, Seoul, South Korea International Pacific University, Los Angeles, California. She is a licensed real estate salesperson and licensed insurance agent with the State of California and was awarded 2015 Best Commercial Agent and Outstanding Achievement Award for Excellence. From January 2015 to February 2017, she worked at Intero Real Estate as a Realtor. From January 2015 to December 2017, she worked at International Scientific Co., Ltd. as a Consultant. From February 2017 to May 2017, she worked at CRS Company as a Realtor. From April 2019 to November 2019, she worked at Masters Realty as a Realtor. From November 2019 to the present, she worked at Sunnyside Group as a Realtor. From January 2015 to June 2019, she worked at FEG as an Insurance Agent. From June 2019 to the present she has worked at WFG as an Insurance Agent.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Term of Office

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one (1) year until the meeting of the Board following the annual meeting of shareholders and until their successors have been elected and qualified.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions;

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, we have no independent directors. However, our Common Stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements.

Family Relationships

Alex Jun Ho Yang and Ho Soon Yang are husband and wife. We expect, as the Company grows to bring in additional unrelated officers and or directors to the Company.

Involvement in Certain Legal Proceedings

During the past five years none of our directors, executive officers, promoters or control persons was:

1)	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2)	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3)	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
4)	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Business Conduct and Ethics

Our Board plans to adopt a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Evaluation of Disclosure Controls and Procedures

We carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)). Based upon that evaluation, our principal executive officer and principal financial officer concluded that, as of the end of the period covered in this report, our disclosure controls and procedures were not effective to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the required time periods and is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error or fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. To address the material weaknesses, we performed additional analysis and other post-closing procedures in an effort to ensure our consolidated financial statements included in this offering circular have been prepared in accordance with generally accepted accounting principles. Accordingly, management believes that the financial statements included in this report fairly present in all material respects our financial condition, results of operations and cash flows for the periods presented.

Management’s Report on Internal Control over Financial Reporting.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act, as amended. Internal control over financial reporting is a process designed by, or under the supervision of, the Chief Executive Officer and Principal Accounting Officer and effected by our Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

The framework our management uses to evaluate the effectiveness of our internal control over financial reporting is based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). Based on our evaluation under the framework described above, our management has concluded that our internal control over financial reporting was ineffective as of December 31, 2019 due to the same material weaknesses that rendered our disclosure controls and procedures ineffective. The Company’s internal control over financial reporting is not effective due to a lack of sufficient resources to hire a support staff in order to separate duties between different individuals. The Company lacks the appropriate personnel to handle all the varying recording and reporting tasks on a timely basis. The Company plans to address these material weaknesses as resources become available by hiring additional professional staff, such as a Chief Financial Officer, as funding becomes available, outsourcing certain aspects of the recording and reporting functions, and separating responsibilities. We have identified the following material weaknesses.

1.	As of December 31, 2019, we did not maintain effective controls over the control environment. Specifically, we have not developed and effectively communicated to our employees the accounting policies and procedures. This has resulted in inconsistent practices. Further, the Board of Directors does not currently have any independent members and no director qualifies as an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. Since these entity level programs have a pervasive effect across the organization, management has determined that these circumstances constitute a material weakness.

2.	As of December 31, 2018, we did not maintain effective controls over financial statement disclosure. Specifically, controls were not designed and in place to ensure that all disclosures required were originally addressed in our financial statements. Accordingly, management has determined that this control deficiency constitutes a material weakness.

Because of these material weaknesses, management has concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2018, based on the criteria established in “INTERNAL CONTROL-INTEGRATED FRAMEWORK” issued by the COSO.

Change In Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during our last fiscal year that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Attestation Report of the Registered Public Accounting Firm

This offering circular does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the SEC that permit us to provide only management’s report in this annual report.

EXECUTIVE COMPENSATION

The following summary compensation table reflects all compensation awarded to, earned by, or paid to our Chief Executive Officer and president and other employees for all services rendered to us in all capacities during 2018, 2019, and 2020.

Summary Compensation Table

Name and Position	Year	Salary ($)	All Other Compensation		Total ($)

Alex Jun Ho Yang, CEO and Chairman of the Board*	2019	$0	$0		$0
	2020	$0	$0		$0
Ho Soon Yang, CFO and Director**	2019	$0	$0		$0
	2020	$0	$0		$0
Esther Yang Secretary and Director#	2019	$0	$0		$0
Madeline Choi****	2020	$0	$1,000,000 shares of common stock	(1)	$0
David Lazar***	2018	$0	$0		$0
	2019	$0	$0		$0

*	Appointed February 25, 2020.
**	Appointed October 15, 2019 as Chief Executive Officer. Accepted title change to Chief Financial Officer on February 25, 2020.
#	Resigned on April 20, 2020.
***	Resigned October 15, 2019.
***	Appointed April 24, 2020

(1)	Transferred to Madeline Choi by Alex Jun Ho Yang.

Employment Agreements

Company has no employment agreements with its officers and its Board Members.

Director Compensation

The following table sets forth director compensation as of December 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Jun Ho Yang*	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Ho Soon Yang**	-0-	-0-	-0-	-0-	-0-	-0-	-0-
David Lazar***	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Madeline Choi #	-0-	-0-	-0-	-0-	-0-	-0-	-0-

*	Appointed February 25, 2020
**	Appointed as of October 15, 2019
***	Resigned as of October 15, 2019
#	Appointed April 20, 2020

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

On March 19, 2020, The Company entered in a licensing agreement with SellaCare, Inc. for the exclusive licensing of Patents and all future products developed by the SellaCare, Inc. The licensing agreement is for the exclusive worldwide marketing and distribution of SellaCare. Inc.’s Organic Longevity Health Supplements and calls for the Company to pay 25% of all Gross revenues or One Thousand Dollars, whichever is greater and not less than $1,000, beginning April 30, 2020 and payable the 15th of every month thereafter. As of March 31, 2020, $6,448 of royalty expense has been accrued. SellaCare, Inc. is controlled by Jun Ho Yang, who owns 100% of SellaCare, Inc.

On March 16, 2020, the Company entered into a land/ground lease for property located in the unincorporated area Pearblossom, County of Los Angeles, State of California.in agreement with Sella Property, LLC. Sella Property, LLC is an entity controlled by Company’s majority shareholder, Jun Ho Yang who owns 100% of Sella Property, LLC. The lease calls for rent payments of $30,000 in annual installments due on the 16th day of March each year. The lease begins March 16, 2020 and matures March 16, 2025 and accrues interest based on an incremental interest rate of 5.25%. The company has made no lease payments during the three-month period ended March 31, 2020. As of March 31, 2020, $105,764 in lease payments remain. The lease is a five year auto renewing lease to cultivate cannabis on the 425 Acers of Land in Los Angeles County, California. Rent for any period during the Term which is for less than one year will be a pro rata portion of the annual installment. Shares of stock of the Company may be issued in exchange for the annual rent. The amount and consideration of the annual lease can be renewed by and only therein by Sella Property, LLC. The amount paid by the Tenant annually may be changed during the of the lease at no more than 15% increase per year.

On March 20, 2019, the Company obtained a promissory note in amount of $53,900 from its custodian, Custodian Ventures, LLC, the managing member being David Lazar. The note bears an interest of 3% and matures in 180 days following written demand by the holder. As of December 31, 2019, promissory note had a total balance of $56,809, which consisted of the principal in the amount of $53,900 and interest receivable of $2,909 was due to the Company.

On March 20, 2019, the Company issued 70,000,000 shares of common stock to Custodian Ventures, LLC at par for shares valued at $70,000 in exchange for settlement of a portion of a related party loan for amounts advanced to the Company in the amount of $16,100, and the promissory note issued to the Company in the amount $53,900.

On January 28, 2020, the company obtained a loan in the amount of $10,000 from Sellacare America, Inc. Sellacare America is controlled by Jun Ho Yang, who owns 100% of Sellacare America, Inc. The note bears an interest rate of 5% and matures on November 30, 2020. During the three months ended the Company recorded $86 in accrued interest. As of March 31, 2020, a total of $10,000 of this note remained outstanding.

On October 11, 2019, Custodian Ventures entered into a stock purchase agreement whereby they transferred 70,000,000 shares of common stock to Esther Yang in exchange for $225,000 in cash. As a result of the sale, there was a change of control of the Company. There is no family relationship or other relationship between the Seller and the Purchaser.

On October 14, 2019, In consideration for services rendered to the company, the Company cancelled and returned the promissory note dated March 20, 2019 in the face amount of $53,900 to Custodian Ventures LLC and also cancelled the interest due on the note of $2,909. In addition, on that same day, Custodian Ventures forgave repayment of the total amount outstanding of $4,509.

On December 27, 2019, the company obtained a loan in the amount of $5,000 from Jung Ho Yang. The note bears an interest rate of 5% and matures on November 30, 2020. As of December 31, 2019, a total of $5,000 of this note remained outstanding.

During the period January 01, 2019 through October 11, 2019, Custodian Ventures, LLC advanced a total of $19,226 to the Company for payment of registration, transfer agent, legal and accounting fees. During the period October 12, 2019 thru December 31, 2019, Esther Yang advanced a total of $400 to the company. As of December 31, 2019, a total of $0 in loan payable to Custodian Ventures, LLC, while a total of $400 in loan payable to Esther Yang remains and $2,065 to another related party remains outstanding as well.

SECURITY OWNERSHIP OF MANAGEMENT & CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of our Common Stock as of the date of this Offering Circular held by (i) each person known to us to be the beneficial owner of more than five percent (5%) of any class of our shares; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. As of December 31, 2019, there were 100,000,000 shares of our Common Stock issued and outstanding, and as at the date of this Offering Circular a total of 100,000,000 Common Stock will be outstanding.

Beneficial ownership is determined in accordance with the rules of the Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or which may become exercisable within sixty (60) days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The percentages below are based on fully diluted shares of our Common Stock as of the date of this Offering Circular.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted.

Percentage ownership in the following table is based on 100,000,000 shares of Common Stock outstanding as of June 11, 2020. Each beneficial owner’s percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the shares underlying options, warrants or other convertible securities included in that person’s holdings, but not those underlying shares held by any other person.

Beneficial Owner	Number of Shares	Percentage

Jun Ho Yang (1)	31,500,000	31.5%
Ho Soon Yang (1)	32,501,000	32.5%
Madeline Choi	1,000,000	1%
Chihhsiang Tu (2)	5,000,000	5%
Chungwen You (2)	5,000,000	5%
Shuchun Yu (2)	7,935,250	7.9%
All Directors and Executives (3 people)	65,001,000	65%

(1)	621 S. Virgil Avenue #470, Los Angeles, CA 90005

(2)	NO.3, NO.5 OF NO.39 LANE, ANLE ROAD, NO.8 LIN, JINGPINGLI, ZHONGHE CITY, TAIPEI, TW

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, bylaws and certificate of designation. For more detailed information, please see our certificate of incorporation, bylaws and certificate of designation which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

The Company is authorized to issue two classes of stock. The total number of shares of stock which the Company is authorized to issue is One Billion One Hundred Ten Million (1,110,000,000) shares of capital stock, consisting of One Billion One Hundred Million (1,100,000,000) shares of Common Stock, $0.001 par value and Ten Million (10,000,000) shares of preferred stock, $0.001 par value (the “Preferred Stock”).

Indebtedness.

As of the date of this Offering Circular, with the exception of approximately $7,465 in payables and debt obligations owed by the Company, we have no indebtedness or liabilities believed to be material to our business.

Common Stock

As of the date of this Offering Circular, the Company had 100,000,000 shares of Common Stock issued and outstanding.

Voting

The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meeting). There shall be no cumulative voting. The holders of shares of Common Stock are entitled to dividends when and as declared by the Board from funds legally available therefor, and upon liquidation are entitled to share pro rata in any distribution to holders of Common Stock. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

Changes in Authorized Number

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series than outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Currently, no preferred shares have been designated.

Penny stock regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than Five Dollars ($5.00) per share or an exercise price of less than Five Dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this Offering may be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Common Stock shares in the secondary market.

Dividend Policy

We will not distribute cash to our Common Stock shareholders until Company generates net income. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will distribute any cash in the future. Our cash distribution policy is within the discretion of our Board of Directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Equity Compensation Plan Information

Company may establish a Common Stock Option Plan for the benefit of its employees in the near future. The vesting and terms of all of the options are determined by the Board of Directors and may vary by optionee; however, the term may be no longer than 10 years from the date of grant.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Pink Sheets under the symbol “HIGR.”

The table below sets forth the high and low closing prices of the Company’s Common Stock during the periods indicated. The quotations reflect inter-dealer prices without retail mark-up, markdown or commission and may not reflect actual transactions.

	2019 Price Range		2018 Price Range
	High	Low	High	Low

First Quarter	$1.00	$1.00	$1.00	$1.00
Second Quarter	$1.00	$0.95	$1.00	$1.00
Third Quarter	$0.95	$0.385	$1.00	$1.00
Fourth Quarter	$6.00	$0.5828	$1.00	$1.00

The closing sales price of the Company’s common stock as reported on April 15, 2020, was $1.05 per share.

Holders

As of the date of this report there were approximately 69 holders of record of Company common stock. This does not include an indeterminate number of persons who hold our Common Stock in brokerage accounts and otherwise in “street name.”

Dividends

We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors.

PLAN OF DISTRIBUTION

A portion of this offering circular relates to the resale of up to 4,999,000 shares of our common stock by the Selling Shareholder.

The Selling Shareholder, and any of their pledgees, designees, assignees and other successors-in-interest may, from time to time sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

●	facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholder, as applicable, shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this offering circular will be sold by the Selling Shareholder. The Selling Shareholder, and any broker-dealers or agents, upon completing the sale of any of the shares offered in this offering circular, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Shareholder, alternatively, may sell all or any part of the shares offered in this offering circular through an underwriter. The Selling Shareholder have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The Selling Shareholder may pledge its shares to its brokers under the margin provisions of customer agreements. If any of the Selling Shareholder default on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Selling Shareholder, and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by any of the Selling Shareholder, or any other such person. Under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

The Selling Shareholder will be offering such shares for its own account. We do not know for certain how or when the Selling Shareholder will choose to sell its shares of common stock. However, it can sell such shares at any time or through any manner set forth in this plan of distribution.

To permit the Selling Shareholder to resell the shares of common stock issued to it, we agreed to file an offering circular, and all necessary amendments and supplements with the SEC for the purpose of qualifying the shares. We will bear all costs relating to the registration of the common stock offered by this offering circular, other than the costs of our independent legal review. We will keep the registration statement effective until the earlier of (i) the date after which all of the shares of common stock held by the Selling Shareholder that are covered by the offering circular have been sold by the Selling Shareholder pursuant to such offering circular and (ii) the first day of the month next following the 36-month anniversary of the date the offering circular, to which this offering circular is made a part, is declared effective by the SEC.

The remaining shares in this offering circular are being offered by us on a “best-efforts” basis by our officers, directors and employees. Our officers and directors intend to solicit the sale of shares in this offering circular to their business associates, high net individuals, and venture capital groups, in addition to friends and family. The company has engaged a team to draft marketing materials. We reserve the right to temporarily suspend and/or modify this Offering and Offering Circular in the future, during the Offering Period, in order to take such actions necessary to enable the Company to accept subscriptions in this Offering from investors residing in such states identified above.

There is no aggregate minimum to be raised in order for the Offering to become effective and therefore the Offering will be conducted on a “rolling basis.” This means we will be entitled to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, offering expenses, reimbursements, and other uses as more specifically set forth in the “Use of Proceeds” contained elsewhere in this Offering Circular.

Our Offering will expire on the first to occur of (a) the sale of all 29,999,000 shares of Common Stock offered hereby, (b) July __, 2021 subject to extension for up to one hundred-eighty (180) days in the sole discretion of the Company, or (c) when our board of directors elects to terminate the Offering.

ADDITIONAL INFORMATION ABOUT THE OFFERING

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten percent (10%) of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors must comply with the ten percent (10%) limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two (2) most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on the date on which the SEC initially qualifies this Offering Statement (the “Qualification Date”) and will terminate on the Termination Date (the “Offering Period”).

Procedures for Subscribing

If you decide to subscribe for our Common Stock shares in this Offering, you should:

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the Company’s bank account designated in the Company’s subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our designated account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed ten percent (10%) of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed ten percent (10%) of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

In order to purchase our Common Stock shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the ten percent (10%) of net worth or annual income limitation on investment in this Offering.

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by McMurdo Law Group, LLC, New York, NY.

EXPERTS

The financial statements of the Company appearing elsewhere in this Offering Circular have been included herein in reliance upon the report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, of MICHAEL GILLESPIE & ASSOCIATES, PLLC, an independent certified public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A/A under the Securities Act of 1993, as amended, with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on behalf by the undersigned, thereunto duly authorized, in Los Angeles, State of California, on July 7, 2020.

Hi-Great Group Holding Corporation

By:	/s/ Alex Jun Ho Yang
Name: Alex Jun Ho Yang
Title: Chief Executive Officer, Principal Executive Officer, and Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Alex Jun Ho Yang
Name:	Alex Jun Ho Yang
Title:	Chief Executive Officer, Principal Executive Officer, and Director

July 7, 2020

By:	/s/ Ho Soon Yang
Name:	Ho Soon Yang
Title:	Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, and Director

July 7, 2020

Part III – EXHIBITS

Exhibit No.	Description

EX1A-2A	Certificate of Incorporation of Hi-Great Group Holding Corp. (incorporated by reference to the Form 1-A filed on May 14, 2020)

EX1A-2B	Amended and Restated Certificate of Incorporation of Hi-Great Group Holding Corp. (incorporated by reference to the Form 1-A filed on May 14, 2020)

EX1A-2C	Amended and Restated Bylaws of Hi-Great Group Holding Corp. (incorporated by reference to the Form 1-A/A filed on June 22, 2020)

EX1A-2D	Certificate of Reinstatement. (incorporated by reference to the Form 1-A filed on May 14, 2020)

EX1A-2F	Certificate of Amendment for Custodianship. (incorporated by reference to the Form 1-A filed on May 14, 2020)

EX1A-4A	Form of Subscription Agreement (incorporated by reference to the Form 1-A filed on May 14, 2020)

EX1A-10A	Land/Ground Lease Agreement, by and between the Company and Sella Property, LLC (incorporated by reference to the Form 1-A filed on May 14, 2020)

EX1A-10B	Worldwide License Agreement, by and between the Company and SellaCare, Inc. (incorporated by reference to the Form 1-A filed on May 14, 2020)

EX1A-11A	Consent of Michael Gillespie & Associates, PLLC*

EX1A-12A	Opinion of McMurdo Law Group, LLC and Consent of McMurdo Law Group, LLC (incorporated by reference to the Form 1-A/A filed on June 22, 2020)

*	Filed herewith

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors & Shareholders

Hi-Great Group Holding Company

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Hi- Great Group Holding Company as of December 31, 2019 and 2018 and the related statements of operations, changes in stockholders’ deficit and cash flows for the periods then ended, and the related notes (collectively referred to as “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018 and the results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, although the Company has limited operations it has yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC

We have served as the Company’s auditor since 2020.

Seattle, Washington

May 11, 2020

HI-GREAT GROUP HOLDING COMPANY

BALANCE SHEETS

(Audited)

	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash	$7,229	$-
TOTAL ASSETS	$7,229	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Notes payable – Related party	5,000	-
Loan payable related party	2,465	-
Total current liabilities	7,465	-

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share; 1,100,000,000 shares authorized; 100,000,000 and 30,000,000 shares issued and outstanding in December 31, 2019 and 2018, respectively	100,000	30,000
Additional paid in capital	619,566	671,866
Retained earnings	(719,802)	(701,866)
Total stockholders’ equity (deficit)	(236)	-

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,229	$-

The accompanying notes are an integral part of these financial statements.

HI-GREAT GROUP HOLDING COMPANY

STATEMENTS OF OPERATIONS

(Audited)

	For the Year ended
	December 30,
	2019	2018

Operating expenses
Legal fees	5,550	-
Audit and accounting fees	3,000	-
Transfer agent fees	5,000	-
Registration fees	7,059	-
General and administrative expenses	236	-
Total operating expense	20,845	-

Loss from operations	(20,845)	-

Other income (loss)
Interest income	2,909	-
Total other income (loss)	2,909	-

Net loss	$(17,936)	$-
Net loss per common share – basic and diluted	$(0.00	$(0.00)
Weighted average common shares outstanding – basic and diluted	84,852,000	30,000,000

The accompanying notes are an integral part of these financial statements.

HI-GREAT GROUP HOLDING COMPANY

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD DECEMBER 30, 2019 AND 2018

(Audited)

	Common Stock: Shares	Common Stock: Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Totals

Balance – December 31, 2017	30,000,000	30,000	671,866	(701,866)	-	-

Net loss	-	-	-	-	-	-

Balance – December 31. 2018	30,000,000	30,000	671,866	(701,866)	-	-

Common stock issued to related party	70,000,000	70,000	-	-		70,000
Forgiveness of related party Notes and Interest Receivable			(56,809)			(56,809)
Forgiveness of related party loan payable			4,509			4,509
Net loss	-	-	-	(17,936)	-	(17,936)

Balance – December 31. 2019	100,000,000	$100,000	$619,566	$(719,802)	$-	(236)

The accompanying notes are an integral part of these financial statements.

HI-GREAT GROUP HOLDING COMPANY

STATEMENTS OF CASH FLOWS

FOR THE PERIOD

(Audited)

	For the Year Ended December 31,
	2019	2018
OPERATING ACTIVITIES:
Net loss	$(17,936)	$-
Adjustments to reconcile net loss to net cash (used in) operating activities:

Changes in assets and liabilities
Accrued Interest receivable	(2,909)	-
NET CASH USED IN OPERATING ACTIVITIES	(20,845)	-

INVESTING ACTIVITIES:
Notes receivable to Related party	-	-
NET CASH USED IN INVESTING ACTIVITIES	-	-

FINANCING ACTIVITIES:
Proceeds from related party	23,974	-
Proceeds from related party notes payable	5,000	-
Payments to related party	(900)	-
Common stock issued to related party	-	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	28,074	-

EFFECT OF EXCHANGE RATE CHANGES	-	-

NET INCREASE IN CASH	7,229	-

CASH – BEGINNING OF PERIOD	-	-
CASH – END OF PERIOD	$7,229	$-
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:

Non-cash investing and financing activities:
Notes receivable to related party	(53,900)	-
Payment on related party debt	(70,000)	-
Proceeds from Common stock issued to related party	70,000	-
Forgiveness of related party debt	4,509

The accompanying notes are an integral part of these financial statements.

HI-GREAT GROUP HOLDING COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD DECEMBER 31, 2019 and DECEMBER 31, 2018

(Audited)

Note 1 – Organization and basis of accounting

Basis of Presentation and Organization

Hi-Great Group Holding Company (the “Company”) is a development stage enterprise that was originally incorporated, on September 30, 2010, under the laws of the State of Nevada.

On March 08, 2019, the eight judicial District Court of Nevada appointed Custodian Ventures, LLC as custodian for Hi-Great Group Holding Company, proper notice having been given to the officers and directors of Hi-Great Group Holding Company. There was no opposition.

On March 15, 2019, the Company filed a certificate of revival with the state of Nevada, appointing David Lazar as, President, Secretary, Treasurer and Director.

On October 11, 2019, Custodian Ventures entered into a stock purchase agreement whereby they transferred 70,000,000 shares of common stock to Esther Yang in exchange for $225,000 in cash. As a result of the sale, there was a change of control of the Company. There is no family relationship or other relationship between the Seller and the Purchaser.

The accompanying financial statements are prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The Company is a development stage enterprise devoting substantial efforts to establishing a new business, financial planning, raising capital, and research into products which may become part of the Company’s product portfolio. The Company has not realized significant sales through since inception. A development stage company is defined as one in which all efforts are devoted substantially to establishing a new business and, even if planned principal operations have commenced, revenues are insignificant.

The accompanying financial statements have been prepared assuming the continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and is dependent on debt and equity financing to fund its operations. Management of the Company is making efforts to raise additional funding until a registration statement relating to an equity funding facility is in effect. While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital, or be successful in the development and commercialization of the products it develops or initiates collaboration agreements thereon. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 2 – Summary of significant accounting policies

Cash and Cash Equivalents

For purposes of reporting within the statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company has adopted ASC 605, Revenue Recognition (“ASC 605”). In accordance with ASC 605, revenue is recognized when it is realized or realizable and earned. The Company sells herbal supplements.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC Topic 740, Income Taxes. Under FASB ASC Topic 740, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carry-forward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the reliability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Employee Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718 Compensation - Stock Compensation (“ASC 718”). ASC 718 addresses all forms of share-based payment (“SBP”) awards including shares issued under employee stock purchase plans and stock incentive shares. Under ASC 718 awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will result in a charge to operations.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2019 and 2018, and expenses for the years ended December 31, 2019 and 2018, and cumulative from inception. Actual results could differ from those estimates made by management.

Subsequent Event

The Company evaluated subsequent events through the date when financial statements are issued for disclosure consideration.

Adoption of Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Recent Accounting Pronouncements

In February 2016, the FASB issued an accounting standards update for leases. The ASU introduces a lessee model that brings most leases on the balance sheet. The new standard also aligns many of the underlying principles of the new lessor model with those in the current accounting guidance as well as the FASB’s new revenue recognition standard. However, the ASU eliminates the use of bright-line tests in determining lease classification as required in the current guidance. The ASU also requires additional qualitative disclosures along with specific quantitative disclosures to better enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The pronouncement is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, for nonpublic entities using a modified retrospective approach. Early adoption is permitted. The Company has evaluated the impact of this new accounting pronouncement and does believe this will have an impact on its financial statements.

Note 3- Going Concern

The accompanying financial statements have been prepared assuming the continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and is dependent on debt and equity financing to fund its operations. Management of the Company is making efforts to raise additional funding until a registration statement relating to an equity funding facility is in effect. While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital or be successful in the development and commercialization of the products it develops or initiates collaboration agreements thereon. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 4 – Related party transaction

On March 20, 2019, the Company obtained a promissory note in amount of $53,900 from its custodian, Custodian Ventures, LLC, the managing member being David Lazar. The note bears an interest of 3% and matures in 180 days following written demand by the holder. As of December 31, 2019, promissory note had a total balance of $56,809, which consisted of the principal in the amount of $53,900 and interest receivable of $2,909 was due to the Company.

On March 20, 2019, the Company issued 70,000,000 shares of common stock to Custodian Ventures, LLC at par for shares valued at $70,000 in exchange for settlement of a portion of a related party loan for amounts advanced to the Company in the amount of $16,100, and the promissory note issued to the Company in the amount $53,900.

On October 11, 2019, Custodian Ventures entered into a stock purchase agreement whereby they transferred 70,000,000 shares of common stock to Esther Yang in exchange for $225,000 in cash. As a result of the sale, there was a change of control of the Company. There is no family relationship or other relationship between the Seller and the Purchaser.

On October 14, 2019, In consideration for services rendered to the company, the Company cancelled and returned the promissory note dated March 20, 2019 in the face amount of $53,900 to Custodian Ventures LLC and also cancelled the interest due on the note of $2,909. In addition, on that same day, Custodian Ventures forgave repayment of the total amount outstanding of $4,509.

On December 27, 2019, the company obtained a loan in the amount of $5,000 from Jung Ho Yang. The note bears an interest rate of 5% and matures on November 30, 2020. As of December 31, 2019, a total of $5,000 of this note remained outstanding.

During the period January 01, 2019 thru October 11, 2019, Custodian Ventures, LLC advanced a total of $19,226 to the Company for payment of registration, transfer agent, legal and accounting fees. During the period October 12, 2019 thru December 31, 2019, Esther Yang advanced a total of $400 to the company. As of December 31, 2019, a total of $0 in loan payable to Custodian Ventures, LLC, while a total of $400 in loan payable to Esther Yang remains and $2,065 to another related party remains outstanding as well.

Note 5 – Income Taxes

The Company provides for income taxes under FASB ASC 740, Accounting for Income Taxes. FASB ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

FASB ASC 740 requires the reduction of deferred tax assets by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $3,767 which is calculated by multiplying a 21% estimated tax rate by the cumulative net operating loss (NOL) adjusted for the following items:

For the period ended December 31,	2019
Book loss for the year	$(17,936)
Adjustments:

Tax loss for the year	(17,936)

Estimated effective tax rate	21%
Deferred tax asset	$(3,767)

Details for the last period are as follows:

For the period ended December 31,	2019
Deferred tax asset	$3,767
Valuation allowance	(3,767)
Current taxes payable	-
Income tax expense	$-

Below is a chart showing the estimated corporate federal net operating loss (NOL) and the year in which it will expire. The total NOL carry forward as of December 31, 2019 was $4,109 as itemized below:

Year	Amount	Expiration
2020	$3,767	2040
2019	0	2039

Note 6 – Common stock

On March 20, 2019, the Company issued 70,000,000 shares of common stock to Custodian Ventures, LLC at par for shares valued at $70,000. As of December 31, 2019, a total of 100,000,000 shares of common stock with par value $0.001 remain outstanding.

Note 7 – Subsequent Event

On January 28, 2020, the company obtained a loan in the amount of $10,000 from Sellacare America, Inc. The note bears an interest rate of 5% and matures on November 30, 2020. During the three months ended the Company recorded $86 in accrued interest.

On March 16, 2020, the Company entered into a land lease for property located in the unincorporated area Pearblossom, County of Los Angeles, State of California.in agreement with Sella Property, LLC. The lease calls for rent payments of $30,000 in annual installments due on the 16th day of March each year. The lease begins March 16, 2020 and ends March 16, 2025.

On March 19, 2020, The Company entered in a licensing agreement with SellaCare, Inc. for the licensing of Patents and all future products developed by the SellaCare, Inc. The licensing agreement calls for the Company to pay 25% of all Gross revenues or One Thousand dollars, whichever is greater and not less than $1,000, beginning April 30, 2020 and payable the 15th of every month thereafter.

HI-GREAT GROUP HOLDING COMPANY

BALANCE SHEETS

(Unaudited) Restated

	March 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash	$20,374	$7,229
Inventory	560	-
Total current assets	20,934	7,229

NON-CURRENT ASSETS:
Right of use asset – operating Lease – related party	105,764	-
TOTAL ASSETS	$126,697	$7,229

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses – related party	38,000	-
Notes payable – related party	15,000	5,000
Loan payable related party	2,465	2,465
Accrued royalty	6,448	-
Accrued interest	151
Total current liabilities	62,064	7,465

NON-CURRENT LIABILITIES:
Operating lease obligation – related party	105,764	-
TOTAL LIABILITIES	167,827	-

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share; 1,100,000,000 shares authorized; 100,000,000 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	100,000	100,000
Additional paid in capital	619,566	619,566
Retained earnings	(760,696)	(719,802)
Total stockholders' deficit	(41,130)	(236)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$126,697	$7,229

The accompanying notes are an integral part of these financial statements.

HI-GREAT GROUP HOLDING COMPANY

STATEMENTS OF OPERATIONS

(Unaudited) Restated

	For the three months ended
	March 31,
	2020	2019
Sales – related party	25,790	-
Cost of sale - royalty	6,448	-
Cost of goods sold	9,440	-
Gross profit	9,903	-

Operating expenses
Legal fees	8,750	4,167
Audit and accounting fees	9,750	3,000
Transfer agent fees	445	5,000
Registration fees	1,000	7,059
General and administrative expenses	30,700	-
Total operating expense	50,645	19,226

Loss from operations	(40,742)	(19,226)

Other income (loss)
Interest expense	(151)	452
Total other income (loss)	(151)	452

Net loss	$(40,894)	$(18,774)
Net loss per common share – basic and diluted	$(0.00)	$(0.00)
Weighted average common shares outstanding – basic and diluted	100,000,000	100,000,000

The accompanying notes are an integral part of these financial statements.

HI-GREAT GROUP HOLDING COMPANY

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE THREE MONTH PERIODS MARCH 30, 2020 AND 2019

(Unaudited)

	Common Stock: Shares	Common Stock: Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Totals

Balance – December 31, 2018	30,000,000	30,000	671,866	(702,766)	-	(900)

Common stock issued to related party	70,000,000	70,000	-	-	-	70,000

Net loss	-	-	-	(18,774)	-	(18,774)

Balance – March 31, 2019 Restated	100,000,000	$100,000	$671,866	$(721,540)	$-	(50,326)

Balance – December 31, 2019	100,000,000	100,000	619,566	(719,802)	-	(236)

Net loss	-	-	-	(40,894)	-	(40,894)

Balance – March 31, 2020 Restated	100,000,000	$100,000	$619,566	$(760,696)	$-	(41,130)

The accompanying notes are an integral part of these financial statements.

HI-GREAT GROUP HOLDING COMPANY

STATEMENTS OF CASH FLOWS

FOR THE PERIOD

(Unaudited) Restated

	For the three months ended March 31,
	2020	2019
OPERATING ACTIVITIES:
Net loss	$(40,894)	$(18,774)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Amortization of right of use asset – operating lease	23,228	-
Changes in assets and liabilities
Inventory	(560)	-
Accounts payable – related party	38,000	-
Accrued Interest receivable	(151)	(452)
Accrued royalty	6,448	-
Operating lease obligation – related party	105,764	-
NET CASH USED IN OPERATING ACTIVITIES	132,137	(19,226)

INVESTING ACTIVITIES:
Notes receivable – related party	-	(53,900)
Right of use asset – related party	(128,992)	-
NET CASH USED IN INVESTING ACTIVITIES	(128,992)	(53,900)

FINANCING ACTIVITIES:
Proceeds from common stock – related party	-	70,000
Proceeds from related party notes payable	10,000	3,126
NET CASH PROVIDED BY FINANCING ACTIVITIES	10,000	73,126

EFFECT OF EXCHANGE RATE CHANGES	-	-

NET INCREASE IN CASH	13,145	-

CASH – BEGINNING OF PERIOD	7,229	-
CASH – END OF PERIOD	$20,374	$-
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:

Non-cash investing and financing activities:
Notes receivable – related party	-	(53,900)
Common stock – related party	-	70,000
Right of use asset – operating lease	(128,992)	-

The accompanying notes are an integral part of these financial statements.

HI-GREAT GROUP HOLDING COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD THREE MONTH PERIOD ENDED MARCH 31, 2020 and MARCH 31, 2019

(Unaudited)

Note 1 – Organization and basis of accounting

Basis of Presentation and Organization

Hi-Great Group Holding Company (the “Company”) is a development stage enterprise that was originally incorporated, on September 30, 2010, under the laws of the State of Nevada.

On March 08, 2019, the eight judicial District Court of Nevada appointed Custodian Ventures, LLC as custodian for Hi-Great Group Holding Company, proper notice having been given to the officers and directors of Hi-Great Group Holding Company. There was no opposition.

On March 15, 2019, the Company filed a certificate of revival with the state of Nevada, appointing David Lazar as, President, Secretary, Treasurer and Director.

On October 11, 2019, Custodian Ventures entered into a stock purchase agreement whereby they transferred 70,000,000 shares of common stock to Esther Yang in exchange for $225,000 in cash. As a result of the sale, there was a change of control of the Company. There is no family relationship or other relationship between the Seller and the Purchaser.

On March 19, 2020, The Company entered in a licensing agreement with SellaCare, Inc. for the licensing of Patents and all future products developed by the SellaCare, Inc. The licensing agreement calls for the Company to pay 25% of all Gross revenues or One Thousand dollars, whichever is greater and not less than $1,000, beginning April 30, 2020 and payable the 15th of every month thereafter.

On March 16, 2020, the Company entered into a land lease for property located in the unincorporated area Pearblossom, County of Los Angeles, State of California.in agreement with Sella Property, LLC. Sella Property, LLC is an entity controlled by Esther Yang. The lease calls for rent payments of $30,000 in annual installments due on the 16th day of March each year.

In March 2020, the World Health Organization categorized the novel coronavirus (COVID-19) as a pandemic, and it continues to spread throughout the United States and the rest of the world with different geographical locations impacted more than others. The outbreak of COVID-19 and public and private sector measures to reduce its transmission, such as the imposition of social distancing and orders to work-from-home, stay-at-home and shelter-in-place, have had a minimal impact on our day to day operations. However, this could impact our efforts to enter into a business combination as other businesses have had to adjust, reduce or suspend their operating activities. The extent of the impact will vary depending on the duration and severity of the economic and operational impacts of COVID-19. The Company is unable to predict the ultimate impact at this time.

The accompanying unaudited financial statements are prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The Company is a development stage enterprise devoting substantial efforts to establishing a new business, financial planning, raising capital, and research into products which may become part of the Company’s product portfolio. The Company has not realized significant sales through since inception. A development stage company is defined as one in which all efforts are devoted substantially to establishing a new business and, even if planned principal operations have commenced, revenues are insignificant.

The accompanying unaudited financial statements have been prepared assuming the continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and is dependent on debt and equity financing to fund its operations. Management of the Company is making efforts to raise additional funding until a registration statement relating to an equity funding facility is in effect. While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital, or be successful in the development and commercialization of the products it develops or initiates collaboration agreements thereon. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 2 – Summary of significant accounting policies

Cash and Cash Equivalents

For purposes of reporting within the statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

The Company records revenue in accordance with FASB Accounting Standards Codification (“ASC”) as topic 606 (“ASC 606”). The revenue recognition standard in ASC 606 outlines a single comprehensive model for recognizing revenue as performance obligations, defined in a contract with a customer as goods or services transferred to the customer in exchange for consideration, are satisfied. The standard also requires expanded disclosures regarding the Company’s revenue recognition policies and significant judgments employed in the determination of revenue. The Company is involved in Agritourism and sells herbal supplements. The Company sells herbal supplements it buys directly from SellaCare, Inc. and sells those supplements using the SellaCare brand. SellaCare, Inc is a company that is controlled by the Company’s majority shareholder.

Cost of Goods Sold

Cost of sales includes all direct expenses incurred to produce the revenue for the period. This includes, but is not limited to, product cost and shipping. Cost of goods sold are recorded in the same period as the resulting revenue. The company pays a sales based royalty payment of 25% of gross revenue to SellaCare, Inc., its related party. This royalty expense is included in cost of goods sold.

Leases

The Company adopted the new lease accounting standard, "Accounting Standards Codification Topic 842 Leases (ASC 842)" using the modified retrospective basis for all agreements existing as of January 1, 2019 as described further below under Accounting Standards Adopted.

The Company recognizes a right-of-use asset and lease liability for all financing and operating leases with terms greater than twelve months. The lease liability is measured based on the present value of the lease payments not yet paid. The right-of-use asset is measured based on the initial measurement of the lease liability adjusted for any direct costs incurred upon commencement of the lease. The right-of-use assets are amortized on a straight-line basis over the lease term, and are tested for impairment in a manner consistent with the other long-lived assets held by the Company.

Employee Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718 Compensation - Stock Compensation (“ASC 718”). ASC 718 addresses all forms of share-based payment (“SBP”) awards including shares issued under employee stock purchase plans and stock incentive shares. Under ASC 718 awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will result in a charge to operations.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2019 and 2018, and expenses for the years ended December 31, 2019 and 2018, and cumulative from inception. Actual results could differ from those estimates made by management.

Subsequent Event

The Company evaluated subsequent events through the date when financial statements are issued for disclosure consideration.

Adoption of Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

 Note 3 – Going Concern

The accompanying financial statements have been prepared assuming the continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and is dependent on debt and equity financing to fund its operations. Management of the Company is making efforts to raise additional funding until a registration statement relating to an equity funding facility is in effect. While management of the Company believes that it will be successful in its capital formation and planned operating activities, there can be no assurance that the Company will be able to raise additional equity capital or be successful in the development and commercialization of the products it develops or initiates collaboration agreements thereon. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 4 – Related party transaction

On March 20, 2019, the Company obtained a promissory note in amount of $53,900 from its custodian, Custodian Ventures, LLC, the managing member being David Lazar. The note bears an interest of 3% and matures in 180 days following written demand by the holder. As of December 31, 2019, promissory note had a total balance of $56,809, which consisted of the principal in the amount of $53,900 and interest receivable of $2,909 was due to the Company.

On March 20, 2019, the Company issued 70,000,000 shares of common stock to Custodian Ventures, LLC at par for shares valued at $70,000 in exchange for settlement of a portion of a related party loan for amounts advanced to the Company in the amount of $16,100, and the promissory note issued to the Company in the amount $53,900.

On October 11, 2019, Custodian Ventures entered into a stock purchase agreement whereby they transferred 70,000,000 shares of common stock to Esther Yang in exchange for $225,000 in cash. As a result of the sale, there was a change of control of the Company. There is no family relationship or other relationship between the Seller and the Purchaser.

On October 14, 2019, In consideration for services rendered to the company, the Company cancelled and returned the promissory note dated March 20, 2019 in the face amount of $53,900 to Custodian Ventures LLC and also cancelled the interest due on the note of $2,909. In addition, on that same day, Custodian Ventures forgave repayment of the total amount outstanding of $4,509.

On December 27, 2019, the company obtained a loan in the amount of $5,000 from Jung Ho Yang. The note bears an interest rate of 5% and matures on November 30, 2020. During the three months ended the Company recorded $65 in accrued interest. As of March 31, 2020, a total of $5,000 of this note remained outstanding.

On January 28, 2020, the company obtained a loan in the amount of $10,000 from Sellacare America, Inc. The note bears an interest rate of 5% and matures on November 30, 2020. During the three months ended the Company recorded $86 in accrued interest. As of March 31, 2020, a total of $10,000 of this note remained outstanding.

On March 19, 2020, The Company entered in a licensing agreement with SellaCare, Inc. for the licensing of Patents and all future products developed by the SellaCare, Inc. The licensing agreement calls for the Company to pay 25% of all Gross revenues or One Thousand dollars, whichever is greater and not less than $1,000, beginning April 30, 2020 and payable the 15th of every month thereafter. As of March 31, 2020 $6,448 of royalty expense has been accrued.

On March 16, 2020, the Company entered into a land lease for property located in the unincorporated area Pearblossom, County of Los Angeles, State of California.in agreement with Sella Property, LLC. Sella Property, LLC is an entity controlled by Company’s majority shareholder. The lease calls for rent payments of $30,000 in annual installments due on the 16th day of March each year. The lease begins March 16, 2020 and matures March 16, 2025 and accrues interest based on an incremental interest rate of 5.25%. The company has made no lease payments during the three month period ended March 31, 2020. As of March 31, 2020, $105,764 in lease payments remain.

As of March 31, 2020, a total of $0 in loan payable to Custodian Ventures, LLC, while a total of $400 in loan payable to Esther Yang remains and $2,065 to another related party remains outstanding as well.

Note 5 – Lease obligations

On February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). The ASU introduces a new leasing model for both lessees and lessors. Topic 842 provides guidance in how to identify whether a lease arrangement exists. Management has evaluated its leasing arrangement and has classified it as operating lease.

Operating Lease Obligations

On March 16, 2020, the Company entered into a land lease for property located in the unincorporated area Pearblossom, County of Los Angeles, State of California.in agreement with Sella Property, LLC. Sella Property, LLC is a company controlled by the majority shareholder of the Company. The lease calls for rent payments of $30,000 in annual installments due on the 16th day of March each year. The lease begins March 16, 2020 and matures March 16, 2025 and accrues interest based on an incremental borrowing interest rate of 5.25%. The company has as of March 31, 2020, $105,764 in lease payments remain.

Note 6 – Commitments and Contingencies

On March 19, 2020, The Company entered in a licensing agreement with SellaCare, Inc. for the licensing of Patents and all future products developed by the SellaCare, Inc. SellaCare, Inc. is a related party. The licensing agreement calls for the Company to pay 25% of all Gross revenues or One Thousand dollars, whichever is greater and not less than $1,000, beginning April 30, 2020 and payable the 15th of every month thereafter.

Note 7 – Restatement of Financial Statements

The Company evaluates events that occur after the year-end date through the date the financial statements are available to be issued. Accordingly, management has evaluated subsequent events through June 22, 2019, and has determined that there were no subsequent events, requiring adjustment to, or disclosure in, the financial statements. Our financial statements for the quarter ended March 31, 2019 and the quarter ended March 31, 2020, as previously filed have been restated.

The previously filed financial statements as of March 31, 2019 and the three months ended March 31, 2019, did not reflect the proper classification of a note receivable to the company, the loan payable related party and operating expense activity during the three months.

The previously filed financial statements as of March 31, 2019 and the three months ended March 31, 2019, did not reflect our subsequent change in the value of our operating lease obligation and right of use asset. The affect of this change resulted in a change to the amortization of the right of use asset as well as the lease expense. This resulted in further changes to accounts payable and net loss. In addition, we did not include an accrual for royalty payments to a related party. The impact of this restatement on the Company’s financial statements for the quarter ended March 31, 2020 and the quarter ended March 31, 2019, are reflected in the tables below:

BALANCE SHEET	Previously reported March 31, 2019		Adjustment		Restated March 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$		$		$
Notes receivable – related party		-		54,352		54,352
Total current assets		-		54,352		54,352

		-
TOTAL ASSETS		$-		$54,352		$54,352

CURRENT LIABILITIES:
Loan payable related party		$900		$3,126		4,026
Total current liabilities		$900		$3,126		4,026
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share; 110,000,000 shares authorized; 100,000,000 shares issued and outstanding in March 31, 2020 and December 31, 2019, respectively		$30,000		70,000		100,000
Additional paid in capital		671,866		-		671,866
Accumulated deficit		(702,766)		(18,774)		(721,540)
Total stockholders' equity		(900)		51,226		50,326

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$-		54,352		$54,352

STATEMENT OF OPERATIONS
	Previously Reported For the Three months ended March 31, 2019	Adjustment for the Three months ended March 31, 2019	Restated For the Three months ended March 31, 2019
	$-	$-	$-
Operating expenses
Professional fees – related party	-	-
Legal fees	-	4,167	4,167
Audit and accounting fees	-	3,000	3,000
Transfer agent fees	-	5,000	5,000
Registration fees	-	7,059	7,059
Total operating expense	-	19,226	19,226
Loss from operations	-	(19,226)	(19,226)
Other income
Interest income		452	452
Total other income	-	452	452
Net loss	$-	$(18,774)	$(18,774)
Net loss per common share – basic and diluted	$(0.00)	$-	$(0.00)
Weighted average common shares outstanding – basic and diluted

STATEMENT OF CASHFLOWS
	Previously Reported For the three months ended March 31, 2019	Adjustment for the three months ended March 31, 2019	Restated For the three months ended March 31, 2019
OPERATING ACTIVITIES:
Net loss	$-	$(18,774)	(18,774)
Adjustments to reconcile net loss to net cash (used in) operating activities:

Changes in net assets and liabilities -
Accrued interest	-	(452)	(452)
NET CASH USED IN OPERATING ACTIVITIES		(19,226)	(19,226)

INVESTING ACTIVITIES
Loan to related party	-	(53,900)	(53,900)
NET CASH USED IN INVESTING ACTIVITIES	-	(53,900)	(53,900)

FINANCING ACTIVITIES:
Proceeds from Common Stock – related party	-	70,000	70,000
Proceeds from Related party loan	-	3,126	3,126
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	73,126	73,126

NET INCREASE IN CASH	-	-	-

CASH – BEGINNING OF PERIOD	-	-	-
CASH – END OF PERIOD	$-	$-	-
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Non-cash investing and financing activities:

Notes receivable – related party		(53,900)	(53,900)
Common stock - related party	-	70,000	70,000

F-19

BALANCE SHEET	Previously reported March 31, 2020	Adjustment	Restated March 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,374	$-	$20,374
Inventory	560	-	560
Total current assets	20,934	-	20,934
NON-CURRENT ASSETS
Right of use asset – operating lease – related party	173,566	(67,802)	105,764
TOTAL ASSETS	$194,500	$(67,802)	$126,697
CURRENT LIABILITIES:
Accounts payable and accrued expenses	8,151	29,849	38,000
Notes payable – related party	15,000	-	15,000
Loan payable related party	2,465	-	2,465
Operating lease obligation – related party	28,178	(28,178)	-
Accrued royalty	-	6,448	6,448
Accrued interest	-	151	151
Total current liabilities	53,794	8,270	62,064
NON-CURRENT LIABILITIES
Operating lease obligation– related party	145,388	(39,624)	105,764
TOTAL LIABILITIES	$199,182	$(31,354)	$167,827
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share; 110,000,000 shares authorized; 100,000,000 shares issued and outstanding in March 31, 2020 and December 31, 2019, respectively	100,000	-	100,000
Additional paid in capital	619,566	-	619,566
Accumulated deficit	(724,248)	(36,448)	(760,696)
Total stockholders' equity	(4,682)	(36,448)	(41,130)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$194,500	(67,802)	$126,697

STATEMENT OF OPERATIONS
	Previously Reported for the three months ended March 31, 2020	Adjustment for the three months ended March 31, 2020	Restated for the three months ended March 31, 2020
Sales – related party	$25,790	$-	$25,790
Cost of goods sold - royalty	-	6,448	6,448
Cost of goods sold – related party	9,440	-	9,440
Gross profit	16,350	(6,448)	9,903
Operating expenses
Legal fees	8,750	-	8,750
Audit and accounting fees	9,750	-	9,750
Transfer agent fees	445	-	445
Registration fees	1,000	-	1,000
General and administrative expenses	700	30,000	30,700
Total operating expense	20,645	(30,000)	50,645
Loss from operations	(4,295)	(36,448)	(40,742)
Other income
Interest income	(151)	-	(151)
Total other income	(151)	-	(151)
Net loss	$(4,446)	$(36,448)	$(40,894)
Net loss per common share – basic and diluted	$(0.00)	$-	$(0.00)
Weighted average common shares outstanding – basic and diluted	100,000,000		100,000,000

STATEMENT OF CASHFLOWS
	Previously Reported for the three months ended March 31, 2020	Adjustment for the three months ended March 31, 2020	Restated For the three months ended March 31, 2020
OPERATING ACTIVITIES:
Net loss	$(4,446)	$(36,448)	(40,894)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Amortization of right of use asset – operating lease	-	23,228	23,228
Changes in net assets and liabilities -
Inventory	(560)	-	(560)
Accounts payable	8,000	30,000	38,000
Accrued interest receivable	151	-	151
Accrued royalty	-	6,448	6,448
Operating lease obligation – related party	173,566	(67,802)	105,764
NET CASH USED IN OPERATING ACTIVITIES	176,711	(44,664)	132,137
INVESTING ACTIVITIES
Land acquisition	(173,566)	44,574	(128,992)
NET CASH USED IN INVESTING ACTIVITIES	(173,566)	44,574	(128,992)
FINANCING ACTIVITIES:
Proceeds from Common Stock – related party	-	-	-
Proceeds from Related party loan	10,000	-	10,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	10,000	-	10,000
NET INCREASE IN CASH	13,145	-	13,145
CASH – BEGINNING OF PERIOD	7,229	-	7,229
CASH – END OF PERIOD	$20,374	$-	20,374
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Non-cash investing and financing activities:
Land acquisition	(173,566)	44,574	(128,992)

Note 8 – Common stock

On March 20, 2019, the Company issued 70,000,000 shares of common stock to Custodian Ventures, LLC at par for shares valued at $70,000. As of March 31, 2020, a total of 100,000,000 shares of common stock with par value $0.001 remain outstanding.

Note 9 – Subsequent Event

On April 29, 2020, the Company issued 1,000,000 shares of common stock to a third party for consulting services valued at $1,000.